Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

by and among AKERNA CORP.,

NAVIGATOR ACQUISITION CORP.

and

VIRIDIAN SCIENCES, INC.

March 10, 2021

i

4.04	No Conflicts; Consents	20
4.05	Legal Proceedings	21
4.06	Legal Requirements	21
4.07	No Brokers	21
4.08	Investment Information	21

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

5.01	Organization and Good Standing	23
5.02	Due Authorization; Enforceability	23
5.03	No Conflicts; Consents	23
5.04	Capitalization	24
5.05	Subsidiaries	24
5.06	Legal Proceedings	25
5.07	SEC Filings and Financial Statements	25
5.08	Legal Requirements	25
5.09	No Brokers	26
5.10	Buyer Information	26

ARTICLE VI COVENANTS

6.01	Conduct of the Business	26
6.02	Access to Books and Records	27
6.03	Efforts to Consummate	28
6.04	Exclusive Dealing	28
6.05	Notification	28
6.06	Non-Competition and Non-Solicitation	29
6.07	Migration of Assets	30
6.08	Transferred Employees	30

ARTICLE VII CONDITIONS TO CLOSING

7.01	Conditions to Buyer’s Obligations	30
7.02	Conditions to Seller’s and the Company’s Obligations	31

ARTICLE VIII INDEMNIFICATION

8.01	Survival	31
8.02	Indemnification	32
8.03	Limitations	32
8.04	Claim Procedures	33
8.05	Determination of Amount	33
8.06	Third Person Claims	33
8.07	Tax Treatment of Indemnification Claims	34
8.08	Escrow Release	34
8.09	Exclusive Remedy	34
ii

ARTICLE IX TERMINATION

9.01	Termination	34
9.02	Effect of Termination	35

ARTICLE X ADDITIONAL COVENANTS

10.01	Disclosure Schedules	35
10.02	Tax Matters	35
10.03	Buyer Common Stock Matters	37

ARTICLE XI DEFINITIONS

11.01	Definitions	38
11.02	Other Definitional Provisions	46

ARTICLE XII MISCELLANEOUS

12.01	Press Releases and Public Announcements	46
12.02	Transfer Taxes	46
12.03	Expenses	46
12.04	Notices	46
12.05	Succession and Assignment	47
12.06	Severability	47
12.07	References	48
12.08	Construction	48
12.09	Amendment and Waiver	48
12.10	Entire Agreement	48
12.11	Parties in Interest	48
12.12	Delivery by Facsimile or Email	48
12.13	Counterparts	49
12.14	Governing Law	49
12.15	Jurisdiction	49
12.16	Specific Performance	49

iii

INDEX OF EXHIBITS AND SCHEDULES

Exhibit A:	Form of Escrow Agreement
Exhibit B:	Form of Lock-Up Agreement
Exhibit C:	Form of Transition Services Agreement

Schedule	Description
3.03(b)	Required Filings and Consents
3.04(a)	Capitalization
3.05(a)	Financial Statements
3.05(e)	Accounts Receivable Exceptions
3.06	Absence of Certain Changes
3.07	Tax Matters
3.08(a)	Material Contracts
3.08(b)	Material Contract Exceptions
3.09	Company Intellectual Property
3.10	Legal Proceedings
3.11	Orders
3.12(i)	Employee Transaction Payments
3.13	Insurance
3.16	Relationships with Related Parties
3.17(a)	Labor Union Matters
3.18	Material Customers and Suppliers
3.20	Title, Condition and Sufficiency of Assets
6.08	Transferred Employees

iv

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement and not defined in Section 11.01 is set forth in this Glossary:

Acquisition Proposal	28	Estimated Closing Working Capital	5
Agreement	1	Expiration Date	31
Basket Amount	33	Final Closing Consideration	5
Business	1	Final Closing Statement	5
Buyer	1	Independent Accountant	6
Buyer Common Stock	1	Material Contract	11
Buyer SEC Reports	25	Material Customer	18
Buyer’s Representatives	27	Material Permits	16
Cap	33	Material Supplier	18
Claim Notice	33	Outside Date	35
Closing	2	Parties	1
Closing Date	2	Party	1
Company	1	Permit	16
Company Financial Statements	8	Post-Closing Adjustment	5
Company Registered Intellectual Property	13	Property Taxes	36
Company Shares	1	Resolution Period	5
Competing Business	29	Restricted Period	29
Disclosure Schedules	35	Restricted Service Provider	29
Disputed Amounts	6	Review Period	5
Earnout Payment	3	Rule 144	22
Earnout Period	3	Schedule	35
Earnout Resolution Period	4	Scheduled Company Intellectual Property	13
Earnout Review Period	3	SEC Filings	21
Earnout Shares	3	Seller	1
Earnout Statement	3	Share Consideration	1
Earnout Statement of Objections	3	Share Exchange	1
Escrow Amount	1	Statement of Objections	5
Estimated Closing Consideration	5	Transferred Employees	30
Estimated Closing Statement	4

5

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of March 10, 2021, is made by and among Akerna Corp., a Delaware corporation (“Buyer”), Navigator Acquisition Corp., a Delaware corporation (“Seller”), and Viridian Sciences, Inc., a Delaware corporation and direct wholly owned Subsidiary of Seller (the “Company”). Buyer, Seller and the Company will each be referred to herein from time to time as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company (the “Company Shares”);

WHEREAS, the Company provides business management software solutions for the seed-to-sale cannabis industry (the “Business”);

WHEREAS, in accordance with this Agreement, Buyer wishes to issue the Share Consideration (as defined below) to Seller in exchange for all of the Company Shares; and

WHEREAS, it is intended that the sale by Seller of the Company Shares to Buyer in exchange for the Share Consideration pursuant to this Agreement (the “Share Exchange”) shall be treated as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I SHARE EXCHANGE

1.01           Share Consideration. In accordance with this Agreement, at the Closing Buyer shall acquire from Seller, and Seller shall transfer, assign and deliver to Buyer, all of the Company Shares, free and clear of all Encumbrances, in exchange for an aggregate consideration equal to $6,000,000 (the “Share Consideration, subject to adjustment pursuant to Section 2.05, payable in such number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Buyer (“Buyer Common Stock”) equal to the Share Consideration based on the Buyer Price at Closing, less a number of shares of Buyer Common Stock equal to $600,000, which Buyer shall deposit with the Escrow Agent pursuant to the Escrow Agreement (the “Escrow Amount”).

1.02            Withholding. Notwithstanding any provision contained herein to the contrary, Buyer will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Tax Law; provided, however, that Buyer will provide Seller with advance notice of any proposed withholding and will reasonably cooperate with Seller to reduce or eliminate such withholding if permissible under applicable Tax Law. If Buyer so withholds amounts, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1

ARTICLE II

THE CLOSING

2.01           The Closing. The closing (the “Closing”) shall occur by electronic exchange of documents no later than three (3) Business Days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions as of the Closing), or at such other time and date as agreed t7 in writing by the Parties hereto. The date on which the Closing occurs is called the “Closing Date.”

2.02           Effective Time; Closing Transactions.

(a)                   At the Closing, Seller and the Company shall deliver the following agreements and documents to Buyer:

(i)                  a certificate of the Secretary of each of Seller and the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer, certifying and attaching: (A) the Governing Documents of the Company, (B) the resolutions adopted by the Boards of Directors of Seller and the Company to authorize and adopt this Agreement and the other transactions contemplated hereby, and (C) the incumbency and signatures of the officers of Seller and the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Seller and Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(ii)               written resignations of each officer and director of the Company, effective as of Closing, in form and substance satisfactory to Buyer;

(iii)             a fully completed Form W-9, duly executed by Seller;

(iv)              a stock power for the Company Shares in form and substance reasonably satisfactory to Buyer, duly executed in blank by Seller;

(v)                a copy of the Escrow Agreement, duly executed by Seller;

(vi)              a copy of the Lock-Up Agreement, duly executed by Seller;

(vii)            a copy of the Transition Services Agreement, duly executed by Seller;

(viii)          a license agreement relating to the iConnect software, duly executed by the Company and Navigator Business Solutions, Inc.; and

(ix)              such other instruments and documents as Buyer may reasonably request for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

(b)                   At the Closing, Buyer shall deliver the following agreements and documents to Seller;

(i)                  a certificate of the Secretary of Buyer, dated as of the Closing Date and in form and substance reasonably satisfactory to Seller, certifying and attaching: (A) the resolutions adopted by the Board of Director of Buyer to authorize and adopt this Agreement and the other transactions

2

contemplated hereby, and (B) the incumbency and signatures of the officers of Buyer executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of Buyer pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(ii)               a copy of the Escrow Agreement, duly executed by Buyer;

(iii)             a copy of the Lock-Up Agreement, duly executed by Buyer;

(iv)              a copy of the Transition Services Agreement, duly executed by

Buyer;

(v)                such other instruments and documents as Seller may reasonably request for the purpose of effectuating or evidencing the transactions contemplated by this Agreement.

2.03           Share Issuance. At Closing, Buyer shall issue to Seller a share certificate representing the number of shares of Buyer Common Stock sufficient to deliver the Share Consideration, and, as promptly as practicable, credit in the stock ledger and other appropriate books and records of Buyer for the number of shares of Buyer issued to Seller in respect of the Share Consideration.

2.04           Earnout Shares and Payments.

(a)                   In addition to the Share Consideration payable pursuant to Section 1.01, Buyer shall be required to issue additional shares of Buyer Common Stock (such shares, the “Earnout Shares”) to Seller as provided in this Section 2.04: Buyer shall issue to Seller a number of Earnout Shares, valued at the Earnout Share Price, equal to the total dollar amount of Revenue generated by the Company in excess of $4 million (the “Earnout Payment”) during the twelve (12) months following Closing Date (the “Earnout Period”), and once the Earnout Shares are issued to Seller, Buyer shall have no further obligations pursuant to this Section 2.04(a).

(b)                   Buyer shall provide Seller with a statement setting forth the Revenue during the Earnout Period and the calculation of the Earnout Shares and the Earnout Payment (the “Earnout Statement”), supported by reasonable documentation, within 45 days following the completion of the Earnout Period. After receipt of the Earnout Statement, Seller shall have 30 days (the “Earnout Review Period”) to review the Earnout Statement. During the Earnout Review Period, Seller shall have full access to the books and records of the Company, to the employees and advisors of the Company, and work papers prepared by Buyer, to the extent that they relate to the Earnout Statement and Buyer’s calculations set forth therein and to such historical financial information (to the extent in Buyer’s possession) relating to the Earnout Statement as Seller may reasonably request for the purpose of reviewing the Earnout Statement and to prepare an Earnout Statement of Objections (defined below); provided, that such access shall be during normal working business hours and in a manner that does not interfere with the normal business operations of Buyer or the Company.

(c)                   On or prior to the last day of the Earnout Review Period, Seller may object to the Earnout Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Earnout Statement of Objections”). If Seller fails to deliver the Earnout Statement of Objections before the expiration of the Earnout Review Period, the Revenue, Earnout Shares and Earnout Payment reflected in the Earnout Statement shall be deemed to have been accepted by Seller as of the last day of the Earnout Review Period. If Seller delivers the Earnout Statement of Objections before the expiration of the Earnout Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days (or such period as they may mutually agree) after the delivery of the Earnout Statement of Objections

3

(the “Earnout Resolution Period”), and, if the same are so resolved by written agreement of Buyer and Seller within the Earnout Resolution Period, the Revenue, Earnout Shares, Earnout Payment and the Earnout Statement with such changes (if any) as agreed to in writing by Buyer and Seller shall be final and binding.

(d)                   If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Earnout Statement of Objections before expiration of the Earnout Resolution Period, then any amounts remaining in dispute shall be submitted for resolution to the Independent Accountant according to the same process for resolving disputes relating to the Final Closing Statement pursuant to Section 2.05(d)(iii), (iv) and (v).

(e)                   Any  Earnout  Shares   that   Buyer   is   required   to   issue   pursuant   to Section 2.04(a) shall be issued to Seller (i) if no Earnout Statement of Objections is delivered, no later than 10 days following the completion of the Earnout Review Period, and (ii) if an Earnout Statement of Objections is delivered, no later than 10 days following the resolution of such dispute. Notwithstanding the foregoing, if Buyer sells the Company, its assets or the Business prior to the expiration of the Earnout Period, an Earnout Payment in the amount of $1,000,000 shall be due and payable to Seller no later than the closing of such sale transaction.

(f)                    The Parties understand and agree that (i) the contingent rights to receive any Earnout Shares pursuant to this Section 2.04 shall not be represented by any form of certificate or other instrument, are not transferable, except as specifically provided herein, and do not constitute an equity or ownership interest in Buyer or any of its Subsidiaries; (ii) Seller shall not have any rights as a securityholder of Buyer in respect of its contingent right to receive any Earnout Shares hereunder; and (iii) no interest is payable with respect to any Earnout Shares or cash payment pursuant to this Section 2.04. Buyer acknowledges and agrees that Buyer shall not, directly or indirectly, take any actions in bad faith for the sole purpose of avoiding or reducing any amount of Earnout Shares otherwise payable to Seller hereunder. Seller acknowledges and agrees that (A) the payments set forth in this Section 2.04 are speculative and not guaranteed; (B) none of Buyer, the Company nor any of their respective Affiliates or Representatives has promised or projected, and Seller has not  relied  on  any  statements  regarding,  any  payments  under this Section 2.04 or any projections for any period following the Closing; (C) other than the express covenants and agreements contained in this Agreement, none of Buyer, the Company nor any of their respective Affiliates or Representatives owe any fiduciary duties or any other duties (express or implied) to maximize the Revenue during the Earnout Period; and (D) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. In no event will the aggregate Earnout Payment exceed $1,000,000.

2.05           Share Consideration Adjustments.

(a)                   Share Consideration Adjustments. At the Closing, the Closing Consideration will be calculated by adjusting the Share Consideration in the following manner: either (i) increasing the Share Consideration by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.05(b)) is greater than the Target Working Capital, or (B) decreasing the Share Consideration by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital; provided, that if the absolute value of the difference between the Estimated Closing Working Capital and the Target Working Capital is less than $50,000, there shall be no increase or decrease to the Share Consideration at the Closing.

(b)                   At least two (2) Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement, together with supporting details (the “Estimated Closing Statement”), setting forth Seller’s good faith estimate of the balance sheet of the Company as of immediately prior to the Closing

4

(without giving effect to the transactions contemplated hereby) and, based thereon, setting forth Seller’s good faith estimate of the Closing Consideration and Closing Working Capital (the “Estimated Closing Working Capital”), prepared consistently with Annex 1.

(c)                   Adjustments to Share Consideration.

(i)                  Within 30 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement, together with supporting details (the “Final Closing Statement”), setting forth Buyer’s good faith calculation of (A) the Closing Consideration and Closing Working Capital and (B) the resulting adjustments, if any, required to be made to the Closing Consideration pursuant to Section 2.05(c)(ii), prepared consistently with Annex 1.

(ii)                If the Closing Consideration, as finally determined pursuant to this Section 2.05 (the “Final Closing Consideration”), is greater than or less than the Closing Consideration reflected in the Estimated Closing Statement (the “Estimated Closing Consideration”), there shall be an adjustment to the Closing Consideration (the “Post-Closing Adjustment”); provided, that there shall be no Post-Closing Adjustment with respect to the Closing Working Capital if the absolute value of the difference between the Closing Working Capital and the Target Working Capital is less than $50,000. Subject to the foregoing, the Post-Closing Adjustment shall be an amount equal to the Final Closing Consideration minus the Estimated Closing Consideration. In accordance with Section 2.05(d)(vi), if the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment; if the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the absolute value of the Post-Closing Adjustment; or if the Post-Closing Adjustment is zero, no payment shall be made.

(d)                   Examination and Review for Working Capital.

(i)                  Examination. After receipt of the Final Closing Statement, Seller shall have 30 days (the “Review Period”) to review the Final Closing Statement. During the Review Period, Seller shall have full access to the books and records of the Company, to the employees and advisors of the Company, and work papers prepared by Buyer, to the extent that they relate to the Final Closing Statement and Buyer’s calculations set forth therein and to such historical financial information (to the extent in Buyer’s possession) relating to the Final Closing Statement as Seller may reasonably request for the purpose of reviewing the Final Closing Statement and to prepare a Statement of Objections (defined below); provided, that such access shall be during normal working business hours and in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii)                Objection. On or prior to the last day of the Review Period, Seller may object to the Final Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Final Closing Statement shall be deemed to have been accepted by Seller as of the last day of the Review Period. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days (or such period as they may mutually agree) after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved by written agreement of Buyer and Seller within the Resolution Period, the Post-Closing Adjustment and the Final Closing Statement with such changes (if any) as agreed to in writing by Buyer and Seller shall be final and binding.

5

(iii)             Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Moss Adams LLP or, if Moss Adams LLP declines to serve, the office of a nationally or regionally recognized firm of independent certified public accountants that Buyer and Seller shall appoint by mutual agreement; provided that in the event that Buyer and Seller are unable to mutually agree upon an independent certified public accounting firm within ten (10) days after the date that either Party discovers that Moss Adams LLP declines to serve, Buyer and Seller shall each select an independent certified public accounting firm within five (5) days thereafter and the two (2) independent certified public accounting firms shall mutually agree upon a nationally or regionally recognized independent certified public accounting firm within ten (10) days after being selected (the final independent public accounting firm (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make adjustments (if any) to the Post-Closing Adjustment, and the Final Closing Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Final Closing Statement and the Statement of Objections, respectively. Buyer and Seller shall each furnish to the Independent Accountant such work papers and other documents and information relating to the disputed issues, and shall provide interviews and answer questions, as such Independent Accountant may reasonably request.

(iv)              Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer. For clarity, if Seller’s Disputed Amount is $100,000 and the Independent Accountant awards Seller $30,000, Seller shall pay 70% of the fees of the Independent Accountant.

(v)                Determination by Independent Accountant. The Independent Accountant shall make a written determination with respect to each Disputed Item, which shall include an explanation in writing for the Independent Accountant’s reasons for the determinations set forth therein, as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement, and the Independent Accountant’s resolution of the Disputed Amounts and adjustments (if any) to the Final Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)              Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) if there are not Disputed Amounts, within ten (10) Business Days after acceptance of the Final Closing Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days after the resolution described in clause (v) above; and (B) (1) if a payment is required to be made to Buyer, then Buyer will be entitled to receive out of the Escrow Amount, the amount of Buyer Common Stock valued at the Buyer Price equal to such payment, or if the amount of such payment due to Buyer exceeds the Escrow Amount, such excess amount shall be withheld from the Earnout Payment, if any, and (2) if a payment is required to be made to Seller, Buyer shall issue to Seller the amount of Buyer Common Stock valued at the Buyer Price equal to the amount of such payment due to Seller.

(e)                   Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.05 will be treated as an adjustment to the Share Consideration by the Parties for Tax purposes, unless otherwise required by Law.

6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as follows in this Article III.

3.01            Organization and Good Standing; No Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its Business as such Business is conducted. The Company is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of Business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, adversely affect the Company in any material respect. The Company has made available to Buyer an accurate and complete copy of each Governing Document of the Company, in each case, as in effect as of the date of this Agreement. Such Governing Documents are in full force and effect. The Company has not been dissolved or wound up and there are no reasons that would justify an administrative cancellation of the Company. The Company has no Subsidiaries and the Company does not own any securities of any other Person.

3.02           Due Authorization; Enforceability.

(a)                   The Company has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party (or will be a party at the Closing) and the consummation of the transactions contemplated hereby and thereby have been (or will be prior to the Closing) duly and validly authorized by all required organizational action on behalf of the Company.

(b)                   This Agreement and each of the other Transaction Documents to which the Company is a party (or will be a party at the Closing) constitutes (or will constitute) the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

3.03            No Conflicts; Required Filings and Consents.

(a)                   The execution and delivery of this Agreement by the Company and the execution and delivery of the other Transaction Documents to which the Company is a party does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company will not (with or without notice or passage of time, or both) conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of the Company or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of the Company; (ii) any Law or Order applicable to the Company or by which any property or asset of the Company is bound or affected; or (iii) any Material Contract; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to adversely affect the Company in any material respect.

7

(b)                   Except (i) as set forth on Schedule 3.03(b), (ii) for the federal securities Laws and any U.S. state securities or “blue sky” laws and (iii) as would not reasonably be expected to adversely affect the Company in any material respect, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by the Company in connection with the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.04            Title to Shares; Capitalization. The authorized and outstanding equity interests of the Company are as set forth in Schedule 3.04(a). The Company Shares represent all of the issued and outstanding equity interests of the Company and Seller is the sole owner of the Company. The Company Shares were duly and validly issued and are fully paid and non-assessable. Seller owns all of the issued and outstanding equity interests of the Company, free and clear of all Encumbrances. There are no outstanding, issued or authorized obligations, options, warrants, convertible securities, stock appreciation rights, profit interests, capital stock or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Company or obligating the Company to issue or sell any equity interests, shares of capital stock of, or any other interest in, the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests of the Company or to provide funds to, or make any investment in, any other Person. There are no agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Company.

3.05           Financial Statements and Other Financial Matters; No Undisclosed Liabilities.

(a)                   Attached as Schedule 3.05(a) are the financial statements of the Company (collectively, the “Company Financial Statements”).

(b)                   The Company Financial Statements have been prepared on a consistent basis with the Company’s past practices, and fairly present in all material respects the financial condition and results of operations and cash flows of the Company at the respective dates included therein. Since December 31, 2020, the Company has not changed its accounting policies, principles, methods or practices in any material respect.

(c)                   There are no debts, obligations or liabilities (whether accrued, absolute, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, contingent or otherwise), other than any such debts, obligations or liabilities (i) incurred in the Ordinary Course of Business since December 31, 2020 (none of which results from or arises out of any material breach of or material default under any contract, material breach of warranty, tort, material infringement or material violation of law), (ii) reflected or reserved against on the Company Financial Statements or (iii) that would not, individually or in the aggregate, reasonably be expected to be material to the Company.

(d)                   The Company has no Indebtedness outstanding as of the date hereof.

(e)                   Except as set forth in Schedule 3.05(e), all of the Accounts Receivable (i) represent legal, valid and binding obligations that arose in bona fide transactions from products sold or services rendered by the Company in the Ordinary Course of Business, (ii) are not the subject of any Legal Proceedings, and (iii) are fully collectible in the Ordinary Course of Business. To the Knowledge of the Company, there are no contests, claims, counterclaims, rights of set off or other defenses with respect to the Accounts Receivable.

8

3.06           Absence of Certain Changes. During the period from December 31, 2020 to the date hereof, except as set forth in Schedule 3.06, the Company has conducted its Business in the Ordinary Course of Business and there has not been a Material Adverse Effect.

3.07           Tax Matters. Except as set forth in Schedule 3.07:

(a)                   all Taxes (whether or not shown on any Tax Return) for which the Company may be liable have been timely paid;

(b)                   all Tax Returns required to have been filed by or with respect to the Company have been timely filed, and all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by or with respect to the Company for the periods covered thereby;

(c)                   no extension of time within which to file any Tax Return required to have been filed by or with respect to the Company is in effect;

(d)                   no waiver of any statute of limitations relating to Taxes for which the Company may be liable is in effect, and no written request for such a waiver is outstanding;

(e)                   Schedule 3.07(e) sets forth a schedule of the Tax Returns referred to in Section 3.07(b) with respect to which neither the appropriate Governmental Entity has completed its examination (with all issues finally resolved) nor the period for assessment of the associated Taxes (taking into account all applicable extensions and waivers) has expired;

(f)                    there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes for which the Company may be liable;

(g)                   no Governmental Entity (whether within or without the United States) in which the Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction;

(h)                   all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.07(b) have been paid in full or otherwise finally resolved;

(i)                     the charges, accruals and reserves for Taxes with respect to the Company reflected on the books of the Company (excluding any provision for deferred income taxes) are adequate to cover tax liabilities accruing through the end of the last period for which the Company have recorded items on their respective books, and since the end of the last period for which the Company have recorded items on their respective books, none of the Company has incurred any Tax liability, engaged in any transaction, or taken any other action, other than in the Ordinary Course of Business;

(j)                     there are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company may be liable that could affect the Company’s liability for Taxes for any taxable period ending after the Closing Date;

(k)                the Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any (i) installment sale or open transaction disposition made on or prior to the Closing Date, (ii) prepaid, advance payment, or deposit amount received or deferred

9

revenue accrued on or prior to the Closing Date, (iii) improper use of accounting method or change in method of accounting for a taxable period ending on or prior to the Closing Date (including, for the avoidance of doubt, any 481 adjustment pursuant to Section 13221(d) of U.S. P.L. 115-97), (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax laws) executed on or prior to the Closing Date, (v) election made under Section 108(i) of the Code on or prior to the Closing Date, (vi) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), or (vii) income inclusion pursuant to Sections 951 or 951A of the Code with respect to any interest held in a “controlled foreign corporation” (as that term is defined in Section 957 of the Code) on or before the Closing Date including, without limitation, any currently owing, accrued or deferred items of income pursuant to Section 965 of the Code, and the IRS has not proposed to any Company Entity in writing any such adjustment or change in accounting method;

(l)                  the Company has not (i) deferred the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) not received or claimed any Tax credits under Sections 7001 through 7005 of the Families First Act, and (iii) has not received or claimed any Tax credits under Section 2301 of the CARES Act.

(m)              no election has been made under Section 336(e) of the Code or the Treasury Regulations thereunder that will affect any item of income, gain, loss or deduction of the Company after the Closing;

(n)                all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement) will terminate prior to the Closing Date the Company will not have any liability thereunder on or after the Closing Date;

(o)                there are no liens for Taxes upon the assets of the Company except statutory liens relating to current Taxes not yet due;

(p)                all Taxes which the Company are required by law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Entity, and the Company has complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto;

(q)                the Company has not been a member of any Company Group, and the Company presently has not or has not had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity;

(r)                 the Company has no liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement, as a transferee or successor, or by contract or otherwise;

(s)                 the Company has not participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2) and, with respect to each transaction in which the Company has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other Law;

(t)                  any powers of attorney granted by the Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing;

10

(u)                during the last three years, the Company has not been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied;

(v)                no attributes of the Company will be reduced or reattributed pursuant to Treasury Regulation § 1.1502-36;

(w)              the Company is not and during the past 12-month period has not been, a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code);

(x)                the Company has not and has not ever had a permanent establishment in any country other than the country of its incorporation;

(y)                there are no Tax credits, grants or similar amounts that are or could be subject to clawback or recapture as a result of (1) the transactions contemplated by this Agreement or (2) a failure by the Company to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned; and

(z)                the Company has not been required to establish a Subpart F income recapture account within the meaning of Treasury Regulation § 1.952-1(f) with respect to the Company.

3.08            Contracts.

(a)                   Schedule 3.08(a) sets forth a correct and complete list of the following Contracts to which the Company is a party or bound as of the date hereof, other than those that have terminated or have been fully performed in accordance with their terms or that have no material, continuing rights or obligations thereunder (each, as amended to date, a “Material Contract”):

(i)                  Company Employee Benefit Plan;

(ii)               each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds

$75,000;

(iii)             each Contract or group of related Contracts that involves future payments, performance or services or delivery of goods or materials to or by the Company of any amount or value reasonably expected to exceed $75,000 in the 2019 fiscal year or the 2020 fiscal year;

(iv)              requiring or providing for any capital expenditure in excess of

$75,000;

(v)                each joint venture, partnership, strategic alliance or licensing arrangement (other than licenses of Intellectual Property) with a third party;

(vi)              except for Off-the-Shelf Software and non-exclusive software end-user agreements granted to customers by Company in the Ordinary Course of Business, any Contract for purchase, sale or license, or joint ownership of Intellectual Property from any third party to the Company or from the Company to any third party

(vii)            Contracts with any Affiliate of the Company;

11

(viii)          each Contract that prohibits the Company from competing in any line of business, in any field of use or in any geographic area or that restricts the Company’s ability to solicit or hire any person as an employee;

(ix)              each Contract with any current or former director, officer, employee or equity holder of the Company (other than Contracts relating to any person’s employment with the Company);

(x)                each Contract under which the Company has made advances or loans to another Person, other than with respect to employee advances for business expenses in the Ordinary Course of Business;

(xi)              each Contract relating to the incurrence, assumption or guarantee of any Indebtedness;

(xii)            each Contract for the sale of products by the Company that (A) contains “most favored nation” pricing or similar pricing terms or any exclusive or preferential rights to provide, sell or distribute any product of the Company to any Person or any other exclusive provisions running in favor or against the Company or (B) contains any terms providing for a special or extended warranty;

(xiii)          each Contract with a term of three (3) years or more following the Closing Date that is not subject to termination, in the sole discretion of the Company, upon not more than sixty (60) days’ notice with no termination fee;

(xiv)          each Contract relating to an acquisition, sale, merger or divestiture of or by the Company (or any current or former Affiliates thereof) that contains any ongoing covenants or indemnification obligation by or for the benefit of the Company (or any of its Affiliates);

(xv)            each Contract that gives any counterparty thereof rights to audit the Company and allows such counterparty or their representatives to enter the premises of the Company in connection with such audit;

(xvi)          each Contract with a Governmental Authority;

(xvii)        each Contract with a Material Customer or Material Supplier;

(xviii)      each Contract with any labor union or collective bargaining association representing any employee of the Company, including any foreign equivalent thereof;

(xix)          each Contract for the sale of any of the material assets of the Company or for the grant to any Person of any preferential purchase rights to purchase any of its material assets;

(xx)            each Real Property Lease; and

(xxi)          any other contract that is material to the operation of the

Company, taken as a whole.

(b)                   With respect to each Material Contract, and except as set forth in Schedule 3.08(b), (i) such Material Contract is the legal and valid obligation of the Company, and, to the Knowledge

12

of the Company, of each other party thereto, enforceable against each of the Company and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity), (ii) such Material Contract is in full force and effect, and Company has performed all material obligations required to be performed by it under the Material Contracts and the Company is not in breach of, or default under, any Material Contract in any material respect, and to the Knowledge of the Company no other party to any Material Contract is in breach or default thereunder in any material respect, and (iii) the Company has not received or given a written notice of its intent to terminate, modify, amend or otherwise materially alter the terms and conditions of any Material Contract or has received any written claim of default under any Material Contract. Seller has furnished or made available to Buyer true and complete copies of all Material Contracts, including any amendments, waivers or other changes to such Material Contracts.

3.09           Intellectual Property.

(a)                   Except as set forth on Schedule 3.09(a), the Company solely owns, or licenses or otherwise possesses all legal rights to all Intellectual Property used in the business of the Company.

(b)                   Schedule 3.09(b) lists all: (i) Intellectual Property owned by the Company that is the subject of any application or registration before any Governmental Entity or other registry responsible for the registration of Intellectual Property right (“Company Registered Intellectual Property”), and any material Intellectual Property owned by the Company that is not the subject of any pending application or registration (collectively “Scheduled Company Intellectual Property”), including whether each such item of Intellectual Property is solely owned or co-owned and, where applicable, the jurisdictions, both domestic and foreign, in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed; (ii) licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any Person is authorized to use any Intellectual Property owned by the Company, other than Standard Outbound IP Licenses; (iii) licenses, sublicenses and other agreements to which the Company is a party and pursuant to which the Company is authorized to use any third party’s Intellectual Property that is incorporated or used in any product of the Company or which is material to its operations, and royalties owed under any such agreement, including agreements with contractors for the creation of Intellectual Property and licenses for Open Source Software, but excluding Standard Inbound IP Licenses; and (iv) all agreements to which the Company is a party that provide for an optional or contingent license, sublicense or other agreement as described in clauses (ii) or (iii) above in this paragraph.

(c)                   All Scheduled Company Intellectual Property is valid, enforceable, has, with respect to the Company Registered Intellectual Property, been duly maintained, is in full force and effect, and has not been cancelled, expired or abandoned other than as indicated in Schedule 3.09(b). The Company is not obligated to pay any royalties and/or fees to any third party with respect to any Intellectual Property license, other than under those licenses listed in Schedule 3.09(b). None of the Company Patent Rights were developed under a funding agreement with the Government of the United States of America or with any state governments, pursuant to which the government of the United States of America or with any state governments has rights relative thereto.

(d)                   Except as set forth on Schedule 3.09(d), the Company has not received (i) any notice from, or demand or claim by, any third party that any of the Scheduled Company Intellectual Property is not solely owned by the Company, except as identified in Schedule 3.09(b), or any Intellectual

13

Property Owned by the Company is subject to a compulsory license, or (ii) any notice challenging the validity or enforceability of any Intellectual Property Rights owned by the Company.

(e)                   No Company Patent Rights listed in Schedule 3.09(b) or subject matter thereof is subject to any competing or interfering claims by any third party. No Company Patent Rights has been the subject of any interference, re-examination, opposition, or other proceedings placing into question the validity, ownership, or scope of such rights and, to the Knowledge of the Company, there is no reasonable basis for any such interference, reexamination, opposition, or other proceedings placing into question the validity, ownership, or scope of such rights.

(f)                    The Company has taken all action necessary to maintain the enforceability and registration of all Scheduled Company Intellectual Property material to the operation of the Business of the Company.

(g)                   The Company has taken commercially reasonable measures to maintain and protect the secrecy, confidentiality and value of the Trade Secrets of the Company. To the Knowledge of the Company, no unauthorized disclosure of any such Trade Secret has been made. To the Knowledge of the Company, no Trade Secrets or proprietary information is part of public knowledge or literature, and no Trade Secret or other proprietary information has been devolved or appropriated for the benefit of any person than the Company or to the detriment of the Company.

(h)                   Except as set forth in Schedule 3.09(h), the Company has not received any invitation to license or written charge, complaint, claim, demand, or notice that the Company has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by any third party.

(i)                     To the Knowledge of the Company, the Company is not in violation or infringement of any Intellectual Property of any third party. To the Knowledge of the Company, no person has infringed, diluted, misappropriated, violated or engaged in any unlawful competition with respect to the Company or any Intellectual Property owned by the Company.

(j)                     Except as disclosed on Schedule 3.09(j), to the Knowledge of the Company, there has been no, and there is no, unauthorized use, disclosure, infringement or misappropriation of any Scheduled Company Intellectual Property, or any third party Intellectual Property rights to the extent licensed to the Company, by any third party. The Company has not sent to any third Person any written charge, complaint, claim, demand or notice asserting that such Person has infringed, misappropriated, or acted in conflict with any of the Intellectual Property owned by the Company.

(k)                   Subject to any necessary notices and consents, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not result in the forfeiture, cancellation, termination or other material impairment, or breach of, or give rise to any right of any Person to cancel, terminate or otherwise impair the right of the Company to own or use or otherwise exercise any other rights that the Company currently have with respect to any Scheduled Company Intellectual Property that is, individually or in the aggregate, material to the Company.

(l)                     Except as set forth on Schedule 3.09(l), each current and former officer, employee and consultant of the Company or its Affiliate has executed and delivered to the Company or its Affiliate a written agreement in substantially the form or forms made available by Seller or the Company to Buyer, providing that the Company or its Affiliate will become or may elect to become the owner or assignee of any Intellectual Property such Person creates within the scope of his or her employment or in the case of a non-employee, from the services such Person performs for the Company or its Affiliate, unless

14

or except to the extent that the Company or its Affiliate is entitled to become or elects to become the owner or assignee of such Intellectual Property by operation of Law.

(m)                 The Company or its Affiliate has entered into written confidentiality agreements with all employees and third parties to whom the Company or its Affiliate has disclosed material confidential Intellectual Property. To the Knowledge of the Company, there has been no breach or other violation of such agreements.

(n)                   No person other than Company possesses any current or contingent rights of any kind to any source code included in the Intellectual Property owned by the Company, and Company has not granted any current or contingent rights of any kind to any source code that is part of any license to any third party.

(o)                   Schedule 3.09(b)(iii) contains a complete and accurate list of all Open Source Software incorporated into, embedded in, or distributed in connection with any Software owned by the Company that is material to the Business. Except as set forth in Schedule 3.09(o), no Software incorporated into, embedded in, or distributed in connection with any Company owned Intellectual Property, or any Company service is, in whole or in part, subject to or governed by an any license that requires, as a condition of use, modification or distribution of Software subject to such license, that (i) such Software or other Software linked, combined or distributed with such Software be disclosed or distributed in source code form, or (ii) such Software or other Software linked, combined or distributed with such Software or any associated Intellectual Property be made available by Company without cost (including for the purpose of making additional copies or derivative works). Company has taken all commercially reasonable steps to ensure that no Company employee, consultant or contractor uses any Open Source Software in any manner that would create any Material Adverse Effect. Schedule 3.09(o) describes, to the Knowledge of the Company, any use of any Open Source Software by any Company employee, consultant or contractor that could reasonably be expected to adversely affect any material Intellectual Property Owned by the Company or Company’s rights thereto.

3.10           Legal Proceedings. Except as set forth in Schedule 3.10, there are no, and since January 1, 2020 there have not been any, Legal Proceedings pending, nor, to the Knowledge of the Company, is there any Legal Proceeding threatened against the Company.

3.11           Orders. Except as set forth in Schedule 3.11, there is no judgment, order, writ, injunction, decree or other similar award outstanding (whether rendered by a court, administrative agency or other Governmental Entity, or by arbitration) against the Company or by which the Company is bound that involves an unsatisfied monetary obligation or otherwise materially affects the ongoing Business or any material assets or properties of the Company, and the Company is not in breach of any such judgment, order, writ, injunction, decree or similar award; provided that the representation in this sentence is not intended to cover Permits (which are covered in Section 3.14).

3.12           Employee Benefit Plans.

(a)                   The Company does not maintain, contribute to, have any obligation to contribute to, or have any Liability under or with respect to any Company Employee Benefit Plan.

(b)                   None of the Company nor any ERISA Affiliate of the Company sponsor, maintain, contribute to or have any Liability (contingent or current) with respect to a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code (or done so or had any such Liability at any time since December 23, 2019). None of the Company nor any ERISA Affiliate of the Company contributes to or has an obligation to contribute to, nor at any time within the four years prior to the Closing

15

Date contributed to, had an obligation to contribute to, or was a participating employer in any “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c)                   The Company has no Liability to provide, nor has the Company ever had Liability to provide to any Person, post-termination welfare benefits, other than as required by Section 4980B of the Code. The Company has no Liability with respect to, a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(d)                   The Company has not been required to withhold or pay any Taxes as a result of a failure to comply with Section 409A of the Code. The Company has no obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(e)                   Except as set forth in Schedule 3.12(i), neither the execution, delivery, nor performance of this Agreement or any other transaction contemplated by this Agreement will or can reasonably be expected to (either alone or upon the occurrence of any additional or subsequent events) entitle any current or former employee, officer, director, or consultant or independent contractor of the Company to any payment (including severance pay or similar compensation), cancellation of Indebtedness, or increase in compensation. No amount paid or payable (whether in cash, property, or the form of benefits) in connection with any transaction contemplated by this Agreement will or may (either alone or upon the occurrence of any additional or subsequent events) be an “excess parachute payment” (within the meaning of Section 280G of the Code), or would constitute an “excess parachute payment” if such amount was subject to the provisions of Section 280G of the Code. The Company has no obligation to make a “gross- up” or similar payment with respect to any Taxes that may become payable under Section 4999 of the Code.

3.13            Insurance. Schedule 3.13 sets forth a list of all policies of insurance maintained by, or for the benefit of, the Company (specifying the insurer and type of insurance) and also lists each claim (other than a claim that resulted in coverage of less than $50,000) made by or for the benefit of the Company since January 1, 2018 (including with respect to insurance obtained but not currently maintained). Except as set forth in Schedule 3.13, all insurance coverage maintained with respect to the Company is occurrence-based. With respect to each insurance policy listed in Schedule 3.13 neither the Company nor, to the Knowledge of the Company, any insurer, is in breach or default (including with respect to the payment of premiums or the giving of notices), under such policy. All such policies are in full force and effect and no notice of early cancellation or early termination has been received by the Company with respect to any such policy.

3.14           Legal Requirements and Permits.

(a)                   The Company is, and has been, in compliance in all material respects with all applicable Legal Requirements. To the Knowledge of the Company, the Company is not under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements. To the Knowledge of the Company, the Company has not received any subpoena, written demand, inquiry, information request, complaint, allegation or notice of non-compliance with or violation of any Legal Requirements, including any Health Care Laws.

(b)                   The Company has been granted all licenses, permits, consents, approvals, franchises and other authorizations under any Legal Requirement (each a “Permit”) necessary for and material to the conduct of the Business as conducted as of the date hereof, taken as a whole (collectively, the “Material Permits”). The Material Permits are valid and in full force and effect and the Company is in material compliance with all of its Material Permits. There is no lawsuit or similar proceeding pending or,

16

to the Knowledge of the Company, threatened, to revoke, suspend, withdraw or terminate any Material Permit.

3.15           Environmental Matters.

(a)                   The Company is, and at all times has been, in compliance in all material respects with all applicable Environmental Laws.

(b)                   There is no material Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company.

(c)                   The Company has not entered into or is subject to any Order relating to compliance with, or the Release or cleanup of Hazardous Materials under, any applicable Environmental Laws.

(d)                   The Company has not assumed or provided indemnity against any material liability of any other Person under any Environmental Laws.

3.16            Relationships with Related Persons. Except as set forth in Schedule 3.16, the Company is not party to any Contracts with any Affiliate, shareholder, employee, officer or director of the Company other than Contracts governing an individual’s provision of services to the Company and employee benefits. The Company has not loaned any amounts that remain outstanding to any director, officer, shareholder, member, manager or employee of the Company, and the Company has not borrowed funds from any of the foregoing that remains outstanding. There are no loans, advances or Indebtedness incurred by the Company from any director, officer, shareholder, member, manager, employee or Affiliate of the Company. Except as set forth on Schedule 3.16, no Affiliate (other than Seller) of the Company, (i) owns any material property right, tangible or intangible, which is used by the Company in the conduct of its Business or (ii) owns, directly or, to the Knowledge of the Company, indirectly, any Person that is a material customer, supplier, competitor or lessor of the Company.

3.17           Employees; Employment Matters and Independent Contractors.

(a)                   The Company does not have, and has never had, any employees.

(b)                   The Company is not bound by or subject to any collective bargaining agreement or other Contract with any labor union. To the Knowledge of the Company, except as set forth in Schedule 3.17(a), as of the date hereof, no labor union has requested or has sought to represent any of the employees of the Business in the United States. As of the date hereof and within the 12 months prior to the date hereof, there is no, nor has there been any strike, lockout, work stoppage, slowdown, picketing or other labor dispute involving the employees of the Business in the United States pending or, to the Knowledge of the Company, threatened against the Company. The Company has not engaged in any plant closing or employee layoff activities that would violate or require notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation, and the Company has not any outstanding liability under any such Law.

(c)                   The Business is in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees (as exempt or non-exempt for overtime purposes), workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours, and the Company has no liability under any such Laws.

17

(d)                   To the Knowledge of the Company, no senior executive or other key employee of the Business is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would materially restrict the performance of such Person’s employment duties with the Business or the ability of the Company to conduct its Business.

(e)                   There are no employees of the Business outside the United States.

(f)          The Company has no liability or obligations under any applicable Law, including under or on account of any Company Employee Benefit Plan, arising out of the misclassification of any person as a consultant, independent contractor or temporary employee, as applicable, and no such person is entitled to any compensation or benefits in any amount from the Company under any applicable Law or Company Employee Benefit Plan that he or she has not received.

3.18            Material Customers and Suppliers. Schedule 3.18 sets forth a true and complete list of (a) the 20 largest customers of the Company on a consolidated basis (based on aggregate gross revenues) (each, a “Material Customer”) and (b) the 10 largest suppliers of the Company on a consolidated basis (based on dollar volume of purchases from such suppliers) (each. a “Material Supplier”), in each case, for the 12- month period ended December 31, 2020. To the Knowledge of the Company, there exists no condition or event that, after notice or passage of time or both, would constitute a material default by any party to any Material Contract with a Material Customer or Material Supplier. Except as set forth on Schedule 3.18, since January 1, 2020, no Material Customer has notified the Company in writing of any complaint concerning the products and services provided to such Material Customer and no Material Customer or Material Supplier has notified the Company in writing that it intends to terminate, discontinue or materially and adversely change its relationship with the Company.

3.19            No Brokers. Except as due to Solganick & Co., Inc., the Company is not liable for any investment banking fee, finder’s fee, brokerage payment or other like payment in connection with the origination, negotiation or consummation of the transactions contemplated herein that will be the obligation of Buyer or the Company (following the Closing).

3.20           Title, Condition and Sufficiency of Assets. Except as set forth on Schedule 3.20, the Company owns good title to, or holds pursuant to valid and enforceable leases, all of the items of tangible, personal property shown to be owned or leased by it on the Company Financial Statements, free and clear of all Encumbrances, except for Permitted Liens, except for items that have been sold or disposed of subsequent to the date hereof in the Ordinary Course of Business consistent with past practices.

3.21            Data Protection and Privacy.

(a)                   The Company: (i) complies in all material respects with applicable Company Privacy Policies and Data Protection Laws, including through adopting all appropriate technical and organizational security measures to protect Personal Data against a Data Breach; (ii) obtains and maintains all material registrations and notifications required under applicable Data Protection Laws, and any processing of personal data by or on its behalf is in accordance with such registrations and notifications in all material respects; (iii) duly provides data subjects with privacy policies and acquires any necessary consent of data subjects to the processing of their data, as required under applicable Data Protection Laws, and any processing of Personal Data by or on its behalf is in accordance with such policies and consents in all material respects; and (iv) has in place written agreements with any third party which it has authorized to have access to Personal Data, including processors, to ensure that the third party respects and maintains the confidentiality and security of the Personal Data and complies at all times with applicable Data Protection Laws in all material respects and such written agreements with such processors include processing provisions as required under Data Protection Laws.

18

(b)                   As at the date hereof: (i) the Company is in compliance in all material respects with the terms of all Contracts to which it is a party relating to data privacy, security, or breach notification (including provisions that impose conditions or restrictions on the collection, use, storage, transfer or disposal of Personal Data); (ii) the Company has not received a written notice (including any enforcement notice), letter or complaint from a regulator or supervisory authority, any data subject or any third party alleging breach by it of any Data Protection Laws nor has it been involved in any litigation with respect to its processing of Personal Data; (iii) no data subject has been awarded compensation by a regulator or supervisory authority or by a court of law from the Company under any Data Protection Laws;

(iv) no request has been made by a data subject to, or order has been made by a regulator or supervisory authority or a court of law against, the Company for access to, the rectification, restriction, blocking, erasure or destruction of any Personal Data under any Data Protection Laws; and (v) the Company has not transferred Personal Data outside of the EEA, Switzerland, the United Kingdom or any other country other than in compliance with Data Protection Laws.

(c)                   Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Seller’s provision to Buyer of Personal Data or any other data or information in the databases of the Company, will result in any material violation of Seller or Company Privacy Policy, contract, or any Data Protection Laws or other Laws pertaining to privacy, Personal Data, data security, or spyware.

(d)                   The Company has established and is in material compliance with a written information security program that: (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality, and integrity of the Information Technology Systems and the data hosted therein; (ii) is designed to protect against unauthorized access to the Information Technology Systems and the systems of any third party service providers that have access to the Information Technology Systems and the data hosted therein; and (iii) complies with applicable Data Protection Laws and meets generally-accepted standards in the industry of the Company.

(e)                   To the Knowledge of the Company, the Company has not ever suffered a Data Breach with respect to the Information Technology Systems and no material breach or material violation of any security program described above has occurred, and there has been no unauthorized or illegal use of or access to the Information Technology Systems and the data hosted therein. To the Knowledge of the Company, no third party service provider working on behalf of the Company has had a Data Breach with respect to any data collected or used in connection with the operation of the Business. The Company has not notified, nor been required to notify, any data subject or supervisory authority of any Data Breach.

For purposes of this Section 3.21, the words “data subject”, “processing” and “processor” shall have the meaning given to them under Data Protection Laws.

3.22            Company Information. None of the information supplied or to be supplied by any of Seller or the Company or any of their respective Affiliates relating to the Company and/or their respective stockholders, members, control Persons and Representatives expressly for inclusion or in the filings with the SEC and mailings to Buyer’s stockholders with respect to the transactions contemplated by this Agreement, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Seller or the Company or that are included in such filings and/or mailings). No representation or warranty is made by Seller or the Company

19

or any of their respective Affiliates with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, or on behalf of, Buyer or any of its respective Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

4.01           Title to Company Shares. Seller has good and valid title to the Company Shares. Seller is the sole owner of the Company. The Company Shares, when sold and delivered in accordance with and for the consideration set forth in this Agreement, will be free and clear of all Encumbrances and free of restrictions on transfer other than restrictions on transfer under the Transaction Documents and applicable state and federal securities Laws.

4.02            Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite organizational power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Seller is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no pending, or to Seller’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of Seller.

4.03            Due Authorization; Enforceability.

(a)                   Seller has the full requisite organizational power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)                   This Agreement and each of the other Transaction Documents to which Seller is a party (or will be a party at the Closing) has been (or will be prior to Closing) duly executed and delivered by Seller and, assuming that this Agreement is a valid and binding obligation of Buyer, this Agreement and each of the other Transaction Documents to which Seller is a party (or will be a party at the Closing) constitutes (or will constitute) a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

4.04            No Conflicts; Consents. The execution and delivery of this Agreement by Seller and the execution and delivery of the other Transaction Documents to which Seller is a party does not and will not conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of Seller or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of Seller, or (ii) any Law or Order applicable to Seller, or by which any property or asset of Seller is bound or affected; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other

20

occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05           Legal Proceedings. There are no material Legal Proceedings pending or, to the knowledge of Seller, threatened, that (a) challenge the validity or enforceability of Seller’s, obligations under this Agreement or the other Transaction Documents to which Seller is a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Seller of the transactions contemplated herein or therein or (c) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.06           Legal Requirements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Seller is, and since December 23, 2019 has been, in compliance with all applicable Legal Requirements. Except as would not, individually or in the aggregate, have a Material Adverse Effect, none of Seller or its Subsidiaries is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

4.07           No Brokers. Except as due to Solganick & Co., Inc., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Seller.

4.08           Investment Information.

(a)                   Seller has been given access to certain information regarding Buyer, including Buyer’s filings with the United States Securities and Exchange Commission available at www.sec.gov (“SEC Filings”), which includes the current financial condition of Buyer and the risks associated with an investment therein, and has utilized such access to its satisfaction for the purpose of obtaining investment information about Buyer.

(b)                   Seller acknowledges that an investment in the Buyer Common Stock involves a high degree of risk and Seller has read and understands the SEC Filings, including the risk factors included in Buyer’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. Seller is in a financial position to hold the Buyer Common Stock indefinitely and is able to bear the economic risk and withstand a complete loss of an investment in the Common Stock.

(c)                   Seller has obtained, to the extent Seller deems necessary, professional advice with respect to the risks inherent in the investment in the Buyer Common Stock, the condition and business of Buyer, and the suitability of the investment in the Buyer Common Stock in light of Seller’s financial condition and investment objectives.

(d)                   Seller, either alone or with the assistance of Seller’s professional advisor(s), if any, is a sophisticated investor, is able to fend for itself in the transactions contemplated by this Agreement, and has such knowledge and experience in financial and business matters that Seller is capable of evaluating the merits and risks of the prospective investment in the Buyer Common Stock.

(e)                   The Buyer Common Stock will be acquired for investment purposes for Seller’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof. Seller has no present intention of selling, granting any participation in or otherwise distributing the same in a manner contrary to the Securities Act, or any applicable state securities or blue sky law, and Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Buyer Common Stock.

21

(f)                    Seller has been solely responsible for Seller’s own due diligence investigation of Buyer and its business, and Seller’s analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on anyone else’s analysis or investigation of Buyer, its business or the merits and risks of the Buyer Common Stock, other than professionals employed or engaged specifically by Seller to assist Seller in taking any action or performing any role relative to the arranging of the investments being made pursuant to this Agreement.

(g)                   Seller realizes that: (a) the issuance of the Buyer Common Stock has not been, and will not be, registered under the Securities Act or under the securities laws of any state or other jurisdiction, and the Buyer Common Stock is characterized under the Securities Act as a “restricted security” and therefore, cannot be sold or transferred unless such resale is subsequently registered under the Securities Act or an exemption from such registration is available. In connection with this subject, Seller represents that Seller is familiar with Rule 144 promulgated under the Securities Act (“Rule 144”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(h)                   Seller has been advised that the issuance of the Buyer Common Stock is not being registered under the Securities Act or any other applicable state securities laws, and is being offered and sold pursuant to exemptions from such laws, and that Buyer’s reliance upon such exemptions is predicated in part on Seller’s representations contained herein. Seller represents that it is an “accredited investor” as defined under Rule 501(a) of Regulation D under the Securities Act, has not been organized for the specific purpose of investing in the Buyer Common Stock and is not purchasing the Buyer Common Stock as the result of any “general solicitation” or “general advertising” as those terms are used in Regulation D under the Securities Act.

(i)                     Without in any way limiting the representations set forth above or Buyer’s covenants in Section 10.03, Seller further agrees that it may not make any disposition of all or any portion of the Buyer Common Stock unless and until:

(i)                  There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement;

(ii)                Seller shall have notified Buyer of the proposed disposition and shall have furnished Buyer with a detailed statement of the circumstances surrounding the proposed disposition, and Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such shares under the Securities Act; or

(iii)             Buyer shall be satisfied that such proposed disposition complies in all respects with Rule 144 or any successor rule providing a safe harbor for such dispositions without registration and Seller shall have furnished Buyer with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition is in accordance with Rule 144.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the Buyer SEC Reports filed with or furnished to the SEC after January 1, 2018 and prior to the date of this Agreement (other than any information that is contained solely in the “Risk Factors” section of such Buyer SEC Reports), or in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller and the Company as follows:

22

5.01            Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate the properties and assets it owns, leases and operates and to carry on its business as such business is conducted, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not reasonably be expected to, individually or in the aggregate, have a Buyer Material Adverse Effect. There is no pending, or to Buyer’s Knowledge, threatened, action for the dissolution, liquidation or insolvency of Buyer.

5.02           Due Authorization; Enforceability.

(a)                   Buyer has the full requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement.

(b)                   This Agreement and each of the other Transaction Documents to which Buyer is a party (or will be a party at the Closing) has been (or will be prior to Closing) duly executed and delivered by Buyer and, assuming that this Agreement is a valid and binding obligation of Seller, this Agreement and each of the other Transaction Documents to which Buyer is a party (or will be a party at the Closing) constitutes (or will constitute) a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Legal Requirements relating to or affecting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought at law or in equity).

5.03            No Conflicts; Consents.

(a)                   The execution and delivery of this Agreement by Buyer and the execution and delivery of the other Transaction Documents to which Buyer is a party does not and will not conflict with, result in any breach of, constitute a default under or an event creating rights of acceleration, termination or cancellation or loss of right under, result in a violation of, result in the creation of any Encumbrance under any assets of Buyer or require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity or other third party, under: (i) the Governing Documents of Buyer; or (ii) any Law or Order applicable to Buyer, or by which any property or asset of Buyer is bound or affected; except, in the case of clause (ii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                   Except (a) for the federal securities Laws and any U.S. state securities or “blue sky” laws, (b) for the rules and regulations of Nasdaq, (c) as would not have a Buyer Material Adverse Effect, Buyer is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

23

5.04           Capitalization.

(a)                   The authorized capital stock of Buyer consists of 75,000,000 shares of Buyer Common Stock and 5,000,000 shares of Buyer Preferred Stock. As of January 13, 2021, 21,597,355 shares of Buyer Common Stock were issued and outstanding, and 0 shares of Buyer Preferred Stock were issued or outstanding. As of January 13, 2021, there were 7,297,105 shares of common stock reserved for issuance upon conversion of our outstanding senior secured convertible notes, 1,730,466 shares of our common stock issuable upon exchange of outstanding exchangeable shares, 5,874,439 shares of our common stock issuable upon exercise of our outstanding warrants, 824,143 shares of common stock underlying restricted stock units that are issued and outstanding but remain subject to vesting conditions, 590,615 shares available for issuance upon grant of awards under our 2019 long term equity incentive plan, and 0 shares of Buyer Common Stock were held in treasury.

(b)                   Except as set forth above in Section 5.04(a), as of January 1, 2021 no shares of capital stock of Buyer are issued and outstanding and Buyer does not have outstanding, and there are no, any securities convertible into or exchangeable for any shares of capital stock of Buyer, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any capital stock of Buyer, or any stock or securities convertible into or exchangeable for any capital stock of Buyer; and Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock of Buyer. Buyer does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Buyer on any matter. Except as set forth above in Section 5.04(a), as of January 13, 2021 there are no outstanding stock options, restricted stock units, restricted stock, stock appreciation rights, “phantom” stock rights, performance units, or other compensatory rights or awards (in each case, issued by Buyer or any of its Subsidiaries), that are convertible into or exercisable for a share of Buyer Common Stock on a deferred basis or otherwise or other rights that are linked to, or based upon, the value of Buyer Common Stock.

(c)                   The issued and outstanding shares of Buyer Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights,

(ii)  were issued in compliance with all applicable U.S. federal and state securities Laws, and (iii) subject to the Lock-Up Agreement, are freely tradable. Buyer has no rights plan, “poison-pill” or other similar agreement or arrangement or any anti-takeover provision in its Governing Documents that is, or at Closing shall be, applicable to Buyer, the Buyer Common Stock or the other transactions contemplated by this Agreement.

5.05           Subsidiaries. Buyer and its Subsidiaries do not directly or indirectly own, or hold any rights to acquire, any material capital stock or any other material securities, interests or investments in any other Person other than (a) their Subsidiaries or (b) investments in marketable securities acquired in the ordinary course of business in accordance with Buyer’s investment policy or that constitute cash or cash equivalents. Schedule 5.05 sets forth, as of the date of this Agreement, each of Buyer’s material Subsidiaries and the ownership interest of Buyer in each such material Subsidiary. The outstanding shares of capital stock, or membership interests or other ownership interests of, each material Subsidiary of Buyer, as applicable, are validly issued, fully paid and nonassessable and are owned of record and beneficially by Buyer, directly or indirectly. Buyer owns, beneficially and of record, directly or indirectly, all of the shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Buyer, free and clear of any Encumbrances other than Permitted Liens. Such outstanding shares of capital stock of, or membership interests or other ownership interests in, each material Subsidiary of Buyer, as applicable, are the sole outstanding securities of such Subsidiaries. The material Subsidiaries of Buyer do not have

24

outstanding any securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, any rights to subscribe for or to purchase or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any other character relating to the issuance of, any capital stock of, or membership interests or other ownership interests in, such Subsidiaries, or any stock or securities convertible into or exchangeable for any capital stock of, or membership interests or other ownership interests in, such Subsidiaries; and neither Buyer nor any of its material Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any capital stock of, or membership interests or other ownership interests in, any Subsidiary of Buyer.

5.06           Legal Proceedings. There are no material Legal Proceedings pending or, to the knowledge of Buyer, threatened, that (a) challenge the validity or enforceability of Buyer’s, obligations under this Agreement or the other Transaction Documents to which Buyer is a party, (b) seek to prevent, delay or otherwise would reasonably be expected to materially and adversely affect the consummation by Buyer of the transactions contemplated herein or therein or (c) would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

5.07           SEC Filings and Financial Statements. Buyer and its Subsidiaries have filed each report and definitive proxy statement (together with all amendments thereof and supplements thereto) required to be filed by Buyer or any of its Subsidiaries pursuant to the Exchange Act with the SEC since January 1, 2018 (as such documents and documents furnished to the SEC since January 1, 2018 have since the time of their filing been amended or supplemented and to the extent publicly available, the “Buyer SEC Reports”). As of their respective dates, after giving effect to any amendments or supplements thereto filed prior to the date hereof, the Buyer SEC Reports (i) complied in all material respects with the requirements of the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the Buyer SEC Reports, and, to the knowledge of Buyer, none of the Buyer SEC Reports is subject to ongoing SEC review. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes and schedules thereto) included in the Buyer SEC Reports at the time they were filed or furnished (i) complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (iii) fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(d) Buyer has heretofore furnished to Seller complete and correct copies of all amendments and modifications that have not been filed by Buyer with the SEC to all agreements, documents and other instruments that previously had been filed by Buyer with the SEC and are currently in effect.

5.08            Legal Requirements. Except as would not, individually or in the aggregate, have a Buyer Material Adverse Effect, each of Buyer and its Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Legal Requirements. Except as would not, individually or in the aggregate,

25

have a Buyer Material Adverse Effect, none of Buyer or its Subsidiaries is under investigation by any Governmental Entity with respect to any alleged material violation of any applicable Legal Requirements.

5.09            No Brokers. Except for those due to A.G.P., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any agreement made by or on behalf of Buyer.

5.10  Buyer Information. None of the information supplied or to be supplied by Buyer or any of its Affiliates expressly for inclusion in the Buyer SEC Reports, mailings to Buyer’s shareholders with respect to the transactions contemplated by this Agreement, any supplements thereto and/or in any other document filed with any Governmental Entity in connection herewith, will, at the date of filing and/or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Buyer or that is included in the applicable filings). No representation or warranty is made by Buyer with respect to statements made or incorporated by reference therein based on information supplied or to be supplied by, the Company, Seller or any of their respective Affiliates.

ARTICLE VI

COVENANTS

6.01           Conduct of the Business.

(a)                   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, except (i) if Buyer will have consented or (ii) as otherwise expressly contemplated by this Agreement, Seller will cause the Company to conduct its Business in the Ordinary Course of Business, and Seller shall cause the Company to use its commercially reasonable efforts to preserve intact the current business organization and ongoing operations of the Company, maintain relations and goodwill with suppliers and customers with whom the Company has a relationship, perform in all material respects its obligations under the Material Contracts, and maintain the properties and assets of the Company in their current state of repair and condition (excluding normal wear and tear). Without Buyer’s consent, with respect to the Company, Seller will not, and will not permit the Company to:

(i)                  issue, sell or deliver any of the Company’s equity securities or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any of the Company’s equity securities;

(ii)                recapitalize, reclassify, combine, split, subdivide or redeem, declare any stock or equity dividend, purchase or otherwise acquire or otherwise make any change in, directly or indirectly, the Company’s equity interests or make any other change with respect to the Company’s capital structure;

(iii)             amend its Governing Documents;

(iv)              make any redemption or purchase of its equity interests;

(v)                create any new Subsidiary;

(vi)              (A) sell, assign or transfer any material portion of its tangible assets, or (B) mortgage, encumber, pledge, or impose any Encumbrance upon any of its assets;

26

(vii)            incur or guaranty any Indebtedness, or amend and restate any existing Indebtedness;

(viii)          adopt a plan of complete or partial liquidation, dissolution, merger or consolidation of the Company;

(ix)              sell, assign, transfer or exclusively license any material patents, trademarks, trade names or copyrights;

(x)                terminate, cause the termination of, amend or modify any Material Contract in any material respect, or waive or release any rights or claims thereunder;

(xi)              pay, discharge or satisfy any material claims or liabilities, or fail to pay or otherwise satisfy (except if being contested in good faith) any material accounts payable, liabilities, or obligations when due and payable outside the Ordinary Course of Business;

(xii)            directly or indirectly, merge with or into, consolidate with or acquire any material asset out of the ordinary course of, make any capital contributions to, or investments in, or any advance or loan to, or acquire the securities of, any other Person;

(xiii)          enter into any other transaction with any of its directors, officers or employees outside the Ordinary Course of Business consistent with past practice;

(xiv)          prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, settle or otherwise compromise any claim relating to Taxes, enter into any closing agreement or similar agreement relating to Taxes, otherwise settle any dispute relating to Taxes, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or request any ruling or similar guidance with respect to Taxes; or

(xv)            agree, whether orally or in writing, to do any of the foregoing, or agree, whether orally or in writing, to any action or omission that would result in any of the foregoing.

(b)                   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, without the prior written approval of Buyer (which approval may be given or denied in Buyer’s sole discretion), the Company shall not, directly or indirectly, declare or pay any dividend on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property.

6.02            Access to Books and Records. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, Seller will provide Buyer and its authorized representatives (the “Buyer’s Representatives”) with reasonable access during normal business hours, and upon reasonable notice, to the offices, properties, personnel, and all financial books and records of the Company in order for Buyer to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the transactions contemplated hereby; provided, however, that in exercising access rights under this Section 6.02, Buyer and the Buyer’s Representatives will not be permitted to interfere unreasonably with the conduct of the Business of the Company. Notwithstanding anything contained herein

27

to the contrary, no such access or examination will be permitted to the extent that it would require the Company to disclose information subject to attorney-client privilege or attorney work-product privilege or violate any applicable Law.

6.03            Efforts to Consummate. Subject to the terms and conditions herein provided, from the date hereof until the earlier of the termination of this Agreement and the Closing Date, Buyer and Seller will use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not a waiver, of the closing conditions set forth in Section 7.02). The Parties acknowledge and agree that nothing contained in this Section 6.03 will limit, expand or otherwise modify in any way any efforts standard explicitly applicable to any Party’s obligations under this Agreement. During the period prior to the Closing Date, each Party shall act diligently and reasonably and shall use its respective commercially reasonable efforts to secure any consents, waivers and approvals of any third party required to be obtained to consummate the transactions contemplated by this Agreement.

6.04           Exclusive Dealing.

(a)                   Seller shall not, and shall not authorize or permit any Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate or facilitate inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Seller do not have any Acquisition Proposal as of the date of this Agreement. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (x) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (y) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (z) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b)                   The Company agrees that the rights and remedies for noncompliance with this Section 6.04 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

6.05           Notification.

(a)                   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Seller or the Company becomes aware of any fact or condition arising after the date hereof that constitutes a material breach of any representation or warranty made by the Company in Article III or Seller in Article IV or of any covenant that would cause the conditions set forth in Section 7.01(a) or Section 7.01(b), as applicable, not to be satisfied as of the Closing Date in any material respect, Seller will disclose in writing to Buyer such breach. If Seller fails to notify Buyer under this Section 6.05, (a) Buyer shall only be entitled to seek indemnification for breach of this Section 6.05 if Buyer is otherwise entitled to indemnification pursuant to Section 8.02 for breach of a representation and warranty or covenant and (b) a failure to comply with this Section 6.05 shall not cause the failure of any condition set forth in Section 7.01(a) or Section 7.01(b) to be satisfied unless the underlying change, event

28

or development would independently result in the failure of a condition set forth in Section 7.01(a) or Section 7.01(b) to be satisfied.

(b)                   From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof Buyer has knowledge of any fact or condition that constitutes a material breach of any representation or warranty made in Article V or any covenant that would cause the conditions set forth in Section 7.02(a) or Section 7.02(b), as applicable, not to be satisfied as of the Closing Date, Buyer will disclose in writing to Seller such breach. If Buyer fails to notify Seller under this Section 6.05, a failure to comply with this Section 6.05 shall not cause the failure of any condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied unless the underlying change, event or development would independently result in the failure of a condition set forth in Section 7.02(a) or Section 7.02(b) to be satisfied.

6.06           Non-Competition and Non-Solicitation.

(a)                   In furtherance of the transactions contemplated by this Agreement and to more effectively protect the value and goodwill of the Business, Seller covenants and agrees that, for a period commencing the Closing Date and ending on the first (1st) anniversary of the Closing Date (the “Restricted Period”), Seller shall not, directly or indirectly:

(i)                  throughout the United States, (A) sell or provide or offer any products or services that are the same or substantially similar to those sold, provided or offered by the Business (a “Competing Business”) or (B) own, acquire, or control any interest, financial or otherwise, in a Competing Business, other than ownership of 2% or less of the equity of a publicly-traded company; or

(ii)                (A) solicit or service, engage or contract with or take any action, in each case, that is intended to interfere with, impair, subvert, disrupt or alter the relationship, contractual or otherwise, between the Company and any current customer, supplier, vendor or other material business relation of the Company; provided, that Seller or its Affiliates may provide ByDesign services to CV Sciences and Slang World Wide, (B) solicit, induce, or recruit any Transferred Employees (a “Restricted Service Provider”) to terminate their relationship with the Company (it being understood that any such Restricted Service Provider’s response to a digital or print advertisement or recruiter solicitation for employment or engagement that is general in nature and not specifically directed to any such Restricted Service Provider shall not be deemed a “solicitation”, “inducement” or “recruitment” by Seller or its Affiliates), (C) intentionally divert or take away the business or patronage (with respect to the Business) of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or

(D) attempt to do any of the foregoing. Nothing in this Section 6.06(a)(ii) shall prevent Seller or any of its Affiliates from soliciting, inducing or recruiting (x) any Restricted Service Provider whose employment or engagement has been terminated by the Company or Buyer prior to any such solicitation, inducement or recruitment or (y) any Restricted Service Provider whose employment has been terminated by the Restricted Service Provider at least three (3) months prior any such solicitation, inducement or recruitment.

(b)                   Seller has carefully considered the nature and extent of the restrictions placed upon Seller by this Section 6.01, and hereby acknowledges and agrees that the same are reasonable in time, scope and territory, supported by adequate consideration and necessary for the protection of Buyer and are an essential inducement to Buyer consummating this Agreement and the transactions contemplated hereby. Seller further acknowledges and agrees that any violation of these restrictions could cause immediate and irreparable injury to Buyer and the Company for which there may be no adequate monetary damages. Seller recognizes and agrees that, other than as set forth in this Agreement or any Transaction Document, the restrictions herein and therein supersede and control over any prior restrictive covenants that Seller may have previously entered into with the Company, and also consents and agrees that the

29

restrictions herein shall be enforceable by any successors or assigns of Buyer and the Company, as applicable.

(c)                   In the event of a breach or a threatened breach by Seller of such restrictions, Seller acknowledges and agrees that either or both of the Company and Buyer is entitled to seek specific performance and/or injunctive or other relief to enforce, or prevent any violations of, the provisions of this Section 6.01 without the requirement of posting bond, in addition to any other remedy to which Buyer may be entitled at Law or in equity.

(d)                   If any court determines that any provision of this Section 6.01 is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, until, in such reduced form, such provision is enforceable.

6.07           Migration of Assets. Prior to Closing, Seller (to the extent Seller or its Affiliates participate in or provides services or assets reasonable necessary for the operation of the Business) shall transfer all operations, Intellectual Property and any other assets of Seller or its Affiliates that are used exclusively in the operation of the Business to the Company.

6.08            Transferred Employees. Seller shall terminate (or shall cause the termination of) the employment of those employees listed on Schedule 6.08 (the “Transferred Employees”) as of the Closing. Buyer shall offer employment to all of the Transferred Employees on substantially the same terms as such Transferred Employees were employed by the Business, subject in all cases, to Buyer’s standard hiring practices and policies. Seller shall use commercially reasonable efforts to assist Buyer in hiring Transferred Employees. The parties agree to cooperate with each other with respect to all oral or written communications or meetings with Transferred Employees primarily regarding future employment.

ARTICLE VII

CONDITIONS TO CLOSING

7.01           Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by applicable Law, waiver by Buyer in writing) of the following conditions as of the Closing Date:

(a)                   The Fundamental Representations shall be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date) and (ii) all other representations and warranties of the Company and Seller contained in this Agreement shall be true and correct at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct has not had, and would not have, a Material Adverse Effect;

(b)                   Seller and the Company will have performed and complied with in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)                   No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

30

(d)                   There will not have been a Company Material Adverse Effect since the date hereof;

(e)                   The Company will have delivered to Buyer a certificate of an authorized officer of the Company in his or her capacity as such, dated as of the Closing Date, stating that the conditions specified in Section 7.01(a) and Section 7.01(b) have been satisfied; and

(f)                    SAP SE, or an affiliate thereof, shall have approved Buyer as a partner for the purpose of selling the BusinessOne product.

7.02            Conditions to Seller’s and the Company’s Obligations. The obligation of Seller and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or, if permitted by applicable Law, waiver by Seller and the Company in writing) of the following conditions as of the Closing Date:

(a)                   the representations and warranties contained in this Agreement will be true and correct in all material respects at and as of the date hereof and the Closing Date as though made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case only as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Buyer Material Adverse Effect” set forth therein) has not had, and would not have, a Buyer Material Adverse Effect;

(b)                   Buyer will have performed and complied with in all material respects all the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)                   No judgment, decree or order will have been entered that prevents the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declares unlawful the transactions contemplated by this Agreement or causes such transactions to be rescinded;

(d)                   the Buyer Common Stock issuable as the Share Consideration shall have been authorized for listing on Nasdaq subject to official notice of issuance; and

(e)                   Buyer will have delivered to Seller and the Company a certificate of an authorized officer of Buyer in his or her capacity as such, dated as of the Closing Date, stating that the preconditions specified in Section 7.02(a) and Section 7.02(b) have been satisfied.

ARTICLE VIII

INDEMNIFICATION

8.01           Survival.

(a)                   Survival. Subject to Section 8.01(a) through Section 8.01(c) and 9.01(e), the representations and warranties made by Seller and the Company in this Agreement shall survive Closing until the date that is 12 months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Buyer Indemnitee delivers to Seller a written notice alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 8.02 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

31

(b)                   Fraud, Etc. Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in Section 8.01(a) and Section 8.01(b) shall not apply in the event of Fraud on the part of Seller or the Company.

(c)                   Buyer Representations. All representations and warranties made by Buyer shall terminate and expire as of the date that is 12 months following the Closing Date.

8.02           Indemnification.

(a)                   By Seller. From and after Closing (but subject to Section 8.01), Seller shall indemnify, defend, and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)                  any inaccuracy in or breach of any representation or warranty made by Seller or the Company in this Agreement or any of the Transaction Documents;

(ii)               any breach of any covenant or obligation of Seller required to be performed at or after Closing; and

(iii)             any Losses incurred by Buyer arising from the Cresco Labs Matter (as such term is defined in the Disclosure Schedule).

(b)                   By Buyer. From and after Closing (but subject to Section 8.01), Buyer shall indemnify, defend, and hold harmless each of the Seller Indemnitees from and against, and shall compensate and reimburse each of the Seller Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Seller Indemnitees or to which any of the Seller Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i)                  any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement or any of the Transaction Documents; and

(ii)               any breach of any covenant or obligation of Buyer or the Company in this Agreement required to be performed at or after Closing.

(c)                   Damage to Buyer. The parties acknowledge and agree that, if the Company suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Company as a Buyer Indemnitee) Buyer shall also be deemed, by virtue of its ownership of the Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

8.03           Limitations.

(a)                   Basket. Subject to Section 8.03(b), Seller shall not be required to make any indemnification payment pursuant to Section 8.02(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including

32

the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Buyer Indemnitees, or to which any one or more of the Buyer Indemnitees has or have otherwise directly or indirectly become subject, exceeds $50,000 in the aggregate (the “Basket Amount”). If the total amount of such Damages exceeds the Basket Amount, then the Buyer Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the amount of such Damages, including the Basket Amount.

(b)                   Applicability of Basket. The limitations set forth in Section 8.03(a) shall not apply: (i) in the event of Fraud (whether on the part of Seller or the Company) or (ii) to inaccuracies in or breaches of any of the Fundamental Representations.

(c)                   Cap. Subject to Section 8.03(d), the maximum liability of Seller to the Buyer Indemnitees for monetary Damages resulting from the matters referred to in Section 8.02(a) shall be limited to the Escrow Amount (the “Cap.)”

(d)                   Applicability of Cap. The Cap shall not apply in the case of Damages arising from Fraud, which shall be payable by Seller from the amount of any issuance of Earnout Shares to be issued to Seller.

8.04           Claim Procedures. Any Indemnitee seeking indemnification hereunder shall promptly give to the Indemnifying Party a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any Action by or against a third Person as to which indemnification will be sought shall be given promptly after the Action is commenced. The failure to give notice as provided in this Section 8.04 shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

8.05           Determination of Amount. After the giving of any Claim Notice pursuant to Section 8.04, the amount of indemnification to which an Indemnitee shall be entitled under this Article VIII shall be determined: (i) by the written agreement between Buyer and Seller; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which Buyer and Seller shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

8.06           Third Person Claims.

(a)                   Any Indemnitee seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the third Person claim promptly after receipt by such Indemnitee of written notice of the third Person claim (including personal service of process). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by  the Indemnitee relating to the third Person claim. The failure to give notice as provided in this   Section 8.06 shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

33

(b)                   In the event of the initiation of any Action against the Indemnitee by a third Person for which the Indemnitee is seeking indemnification provided for under this Agreement, the Indemnitee shall then have the right, using counsel reasonably satisfactory to the Indemnifying Party, to investigate, contest, or settle such third Person claim. The Indemnifying Party may thereafter participate in (but not control) the defense of any such third Person claim with its own counsel at its own expense. The Indemnitee may not settle any such claim which settlement obligates either party to pay money, to perform obligations or admit liability without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

8.07            Tax Treatment of Indemnification Claims. Buyer and Seller agree to report each indemnification payment made in respect of Damages as an adjustment to the Share Consideration for federal income Tax purposes unless the indemnified party determines in good faith that such reporting position is incorrect (it being understood that if any reporting position is later disallowed in any administrative or court proceedings, the indemnifying party shall indemnify the indemnified party for the effects of such disallowance).

8.08           Escrow Release. In accordance with the terms of the Escrow Agreement, on the date that is twelve (12) months after the date hereof, any remaining portion of the Escrow Amount that is not subject to an outstanding Claim Notice shall be released to Seller.

8.09           Exclusive Remedy. Except for equitable remedies (including injunctive relief) and as expressly set forth in the Transaction Documents other than this Agreement, as applicable, and in the absence of Fraud, the parties acknowledge and agree that indemnification under this Article VIII shall be the sole and exclusive remedy of the parties with respect to Damages for any breach or liability under this Agreement and the transactions contemplated hereby.

ARTICLE IX

TERMINATION

9.01           Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                   by the mutual written consent of Buyer, Seller and the Company;

(b)                   by Buyer by written notice to Seller and the Company, if any of the representations or warranties of Seller and the Company set forth in Article III and Article IV will not be true and correct, or if Seller or the Company has failed to perform any covenant or agreement on the part of Seller or the Company set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing set forth in either Section 7.01(a) or Section 7.01(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Seller and the Company;

(c)                   by Seller and the Company by written notice to Buyer, if any of the representations or warranties of Buyer set forth in Article V will not be true and correct, or if Buyer has failed to perform any covenant or agreement on the part of Buyer set forth in this Agreement (including an obligation to consummate the Closing), such that the conditions to the Closing  set  forth  in  either Section 7.02(a) or Section 7.02(b) would not be satisfied at or prior to the Outside Date and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, are not cured (if capable of being cured) within 30 days after written notice thereof is delivered to Buyer; and

34

(d)                   by Buyer or Seller and the Company by written notice to Seller and the Company or Buyer, as applicable, if the Closing has not occurred on or prior to April 30, 2021 (such date, the “Outside Date”) and the Party seeking to terminate this Agreement pursuant to this Section 9.01(e) will not have breached in any material respect its obligations under this Agreement in any manner that will have proximately caused the failure to consummate the transactions contemplated by this Agreement on or prior to the Outside Date.

9.02            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, all obligations of the Parties hereunder (other than this Section 9.02, Section 11.01, and Article XI hereof, which will survive the termination of this Agreement) will terminate without any liability of any Party to any other Party; provided that no termination will relieve a Party from any liability arising from or relating to any willful and material breach of a representation or a covenant by such Party prior to termination.

ARTICLE X

ADDITIONAL COVENANTS

10.01        Disclosure Schedules. All schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules will be deemed to refer to this entire Agreement, including all Schedules. The Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, any item disclosed in any part, subpart, section or subsection of the Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other part, subpart, section and subsection in another Schedule if the relevance of such disclosure to such other part, subpart, section or subsection is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) be deemed or interpreted to expand the scope of Seller’s, the Company’s or Buyer’s respective representations and warranties, obligations, covenants, conditions or agreements contained herein or (c) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. No disclosure in the Schedules relating to any possible breach or violation of any agreement or Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

10.02        Tax Matters.

(a)                   Income Tax Treatment. For all federal and analogous state income Tax purposes, the Parties intend for the Share Exchange to qualify as a Tax-free reorganization under Section 368(a)(1)(B) of the Code. The Parties shall report the Share Exchange for all United States income tax purposes consistent therewith, and shall not take any position inconsistent with this Section 8.02(a) in the course of any Tax audit, Tax review or Tax litigation matter relating hereto.

(b)                   Liability for Taxes.

(i)                  Seller shall indemnify, defend and hold harmless each of the Buyer Indemnitees from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any Damages that are directly or indirectly suffered or incurred at any time by any of the Buyer Indemnitees or to which any of the Buyer Indemnitees may otherwise directly or indirectly become subject

35

at any time (regardless of whether or not such Damages relate to any third party claim) and that from or as a result of (A) Taxes imposed on the Company, or for which the Company may otherwise be liable, as a result of having been a member of a Company Group on or before the Closing Date and (B) Taxes imposed on the Company, or for which the Company may otherwise be liable, for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date; provided, that indemnification under this Section 8.02(b)(i) shall not include any amounts resulting from any extraordinary transaction or event occurring on the Closing Date after the Closing.

(ii)                For purposes of Section 10.02(b)(i), whenever it is necessary to determine the liability for Taxes of the Company for a Straddle Period, the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as ad valorem and other similar Taxes imposed on property (“Property Taxes”), franchise based solely on capital, and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis. In determining whether a Property Tax is attributable to a Tax period ending on or before the Closing Date or a Straddle Tax Period (or portion thereof), any Property Tax shall be deemed a Property Tax attributable to the taxable period specified on the relevant Property Tax bill .

(c)                   Tax Returns.

(i)                  Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to the Company on a combined, consolidated or unitary basis with Seller and (y) all other Tax Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date. In each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Buyer shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company after the Closing Date and, subject to Section 10.02(b)(i) Buyer shall remit or cause to be remitted any Taxes due in respect of such Tax Returns.

(ii)                All Tax Returns that Seller is required to file or cause to be filed in accordance with this Section 10.02(c) shall be prepared and filed in a manner reasonably consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with material positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date) unless otherwise required by applicable Law.

(d)                   Contest Provisions.

(i)                  Buyer shall notify Seller in writing upon receipt by Buyer, any of its Affiliates or, after the Closing Date, the Company, of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period.

36

(ii)                Buyer shall have the sole right to represent the Company’s interests in any Tax audit or administrative or court proceeding relating to a Tax liability for which Seller would be required to indemnify Buyer Indemnitees pursuant to Section 10.02(a) and that relates solely to a taxable year or period ending on or before the Closing Date, and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller and its representatives shall be permitted, at Buyer’s expense, to be present at, and participate in, any such audit or proceeding; provided, further, Buyer shall not compromise or settle such audit or proceeding without the Consent of Seller, which consent shall not be unreasonable withheld, conditioned or delayed.

(iii)             Nothing herein shall be construed to impose on Buyer any obligation to defend the Company in any Tax audit or administrative or court proceeding.

(e)                   Assistance and Cooperation. After the Closing Date, each of Seller and Buyer shall (and shall cause their respective Affiliates to):

(i)                  timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 12.02 (relating to sales, transfer and similar Taxes);

(ii)                assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 10.02(c), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)             cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company;

(iv)              make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company; and

(v)                furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any Taxes or Tax Returns of the Company; provided, that Buyer shall only be obligated to furnish copies of such correspondence to Seller to the extent such audit or information request relates to Taxes for which Seller may be liable under the terms of this Agreement.

(f)                    Termination of Tax Allocation Arrangements. Any Tax Sharing Arrangement entered into by Seller or any Affiliate of Seller, on the one hand, and the Company, on the other hand, shall be terminated as to the Company on or prior to the Closing, and after the Closing the Company shall not have any liability thereunder.

(g)                   Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the parties set forth in this Section 10.02 shall survive until sixty (60) days after the expiration of all applicable statutes of limitation (taking into account extensions thereof).

10.03        Buyer Common Stock Matters. From the Closing Date until the 18-month anniversary thereof, Buyer shall (a) use its best efforts to continue the listing of the Buyer Common Stock on Nasdaq or a comparable exchange and comply in all respects with Buyer’s reporting, filing and other obligations under the rules of such exchange; (b) make and keep public information available, as those terms are understood and defined in Rule 144, at all times so long as Buyer remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act, (c) timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Buyer after the Closing

37

Date pursuant to Section 13(a) or 15(d) of the Exchange Act, (d) furnish to Seller, so long as Seller owns any Buyer Common Stock, forthwith upon request a written statement by Buyer as to its compliance with its obligations under clause (c), and (e) take such further action as Seller may reasonably request from time to time to enable Seller to sell shares of Buyer Common Stock without registration under the Securities Act pursuant to Rule 144. Buyer shall instruct its legal counsel to provide a blanket opinion of counsel to Buyer’s transfer agent to permit the sale of the Buyer Common Stock, and shall cause such blanket opinion to be delivered to Buyer’s transfer agent no later than the date that is six months following the Closing Date. The provisions of this Section 10.03 shall inure to the benefit of, and be enforceable by, the successor holders, transferees or assignees of Buyer Common Stock originally issued to Seller pursuant to this Agreement.

ARTICLE XI

DEFINITIONS

11.01        Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Business Day” means a day that is neither a Saturday or a Sunday nor any other day on which banking institutions in Denver, Colorado are authorized or obligated by Law to close.

“Buyer Disclosure Schedule” means a Schedule referencing the appropriate section or clause of this Agreement and delivered by Buyer to Seller on or prior to the date hereof.

“Buyer Indemnitees” means the following Persons: (a) Buyer; (b) Buyer’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Company shall not be deemed to be a “Buyer Indemnitee.”

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

“Buyer Price” means $6.00 per share, which amount, following the Closing, shall be appropriately adjusted to proportionately reflect any split, combination, stock dividend or other stock distribution of the Buyer Common Stock.

“Buyer’s Knowledge” or any similar phrase, with respect to Buyer, means the actual knowledge of John Fowle.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, and the rules and regulations promulgated thereunder.

“Closing Consideration” means the Share Consideration, as adjusted in accordance with Section

2.05(a).

38

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of immediately preceding Closing (without giving effect to the transactions contemplated hereby) based on the methodology and procedures used in preparation of the projected working capital calculation set forth on Annex 1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Employee Benefit Plan” means each “employee benefit plan” within the meaning of Section 3 of ERISA and all other retirement, welfare, equity and equity-based, severance, retention, employment, individual consulting, change-of-control, bonus, incentive, deferred compensation, pension, employee loan, fringe benefit, and other benefit or compensation plan, agreement, program, practice, arrangement, or policy, whether written or unwritten, sponsored, maintained, contributed to, or required to be contributed to, by the Company or its ERISA Affiliate for the benefit of any current or former officer, employee, director, consultant, other service provider, or beneficiary or dependent thereof, of the Company, to which the Company is a party or for which the Company has or could reasonably be expected to have any Liability.

“Company Group” means any group of entities filing Tax Returns on a combined, consolidated, unitary or similar basis that, at any time on or before the Closing Date, includes or has included the Company or any direct or indirect predecessor of the Company.

“Company Privacy Policy” means each external or internal privacy policy, as of the date hereof, of the Company, including any policy relating to: (a) the privacy of individuals in connection with any Company website or product of the Company; (b) the collection, storage, disclosure, and transfer of any Personal Data; and (c) any employee information.

“Contract” means any agreement, contract, arrangement, lease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (i) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, and (ii) receivables from any of the Company’s Affiliates, directors, managers, employees, officers or any of their respective Affiliates or Representatives, calculated using the accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company Financial Statements.

“Current Liabilities” shall include accounts payable, accrued Taxes, accrued expenses and deferred revenue, but excluding payables to any of the Company’s Affiliates, managers, employees or officers, calculated using the accounting methods, practices, principles, policies and procedures that were used in the preparation of the Company Financial Statements.

“Damages” means any loss, damage, injury, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

“Data Breach” means the unauthorized access, use, disclosure, acquisition, or modification of Personal Data or any other data security incident requiring notification to impacted persons or regulators under applicable Privacy Requirements.

“Data Protection Laws” means any and all applicable data protection and privacy laws in force from time to time in those parts of the world in which the Company is established, operates or processes

39

Personal Data (either directly or via a third party), including the provisions of the following that set forth privacy or data security requirements that apply to Personal Data: the Federal Trade Commission Act, 15

U.S.C. § 45; the CAN-SPAM Act of 2003, 15 U.S.C. §§ 7701 et seq.; the Telephone Consumer Protection Act, 47 U.S.C. § 227; California Online Privacy Protection Act, Cal. Bus. & Prof. Code § 22575, et seq.; laws governing the privacy or security of health or medical information, including biometric information, including the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and HITECH implementing regulations, including the Standards for Privacy of Individually Identifiable Health Information, codified at 45 C.F.R. Parts 160 and 164, Subparts A and E (the “Privacy Rule”), the Security Standards for the Protection of Electronic Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart A and C (the “Security Rule”), Notification in the Case of Breach of Unsecured Protected Health Information, codified at 45 C.F.R. Parts 160 and 164, Subpart D (the “Breach Notification Rule”), and the Standards for Electronic Transactions and Code Sets, codified at 45 C.F.R. Parts 160 and 162 (the “Electronic Transactions and Code Sets Rule”); laws governing notification to consumers, employees or other individuals and regulatory authorities following Data Breaches, including without limitation Cal. Civ. Code

§ 1798.82, N.Y. Gen. Bus. Law § 899-aa, and Mass. Gen. Law 93H; federal, state, and local laws governing data security, including without limitation Massachusetts Gen. Law Ch. 93H, 201 C.M.R. 17.00, and Nev. Rev. Stat. 603A; Cal Civ. Code § 1798.83; local, state, and federal, and privacy, data protection, information security, or related laws relating to the collection, processing, storage, disclosure, disposal, or other handling of Personal Data; international laws, including but not limited to the European Union’s Directive on Privacy and Electronic Communications (2002/58/EC), General Data Protection Regulation (2016/679), as implemented by countries in the European Economic Area and the UK.

“Earnout Shares” means the number of shares (rounded to the nearest whole share) of Buyer Common Stock with an aggregate value of up to $1,000,000 based on the Earnout Share Price.

“Earnout Share Price” means the volume weighted average closing trading price of the Buyer Common Stock on the Nasdaq for the last twenty (20) days prior to the issuance of the Earnout Shares.

“Encumbrance” means any lease, pledge, option, easement, deed of trust, right of way, encroachment, conditional sales agreement, security interest, mortgage, adverse claim, encumbrance, covenant, condition, restriction of record, title defect, charge or restriction of any kind (except for restrictions on transfer under the Securities Act and applicable state securities laws), including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, whether voluntarily incurred or arising by operation of Law, and includes any agreement to give any of the foregoing in the future.

“Environmental Claim” means any claim, action, Legal Proceeding, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the actual or alleged presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) any actual or alleged violation of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Legal Requirements (including common law) or Orders of any Governmental Entity relating to pollution or protection of human health and safety or the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials.

40

“Environmental Permit” means any permit, license, authorization, registration, exemption, exception, certification or other governmental consent required by or from a Governmental Entity under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business treated as a single employer with the Company for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA.

“Escrow Agent” means Continental Stock Transfer & Trust Company.

“Escrow Agreement” means the escrow agreement between Buyer, Seller and the Escrow Agent, in substantially the form attached hereto as Exhibit A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Families First Act” means the Families First Coronavirus Response Act, and the rules and regulations promulgated thereunder.

“Former Real Property” means all real property formerly owned, leased or operated by the Company.

“Fraud” means a material false statement, representation or warranty made with actual intent to deceive, rather than with mere negligence or recklessness with respect to the truth or falsity of such statement, representation or warranty.

“Fundamental Representations” means the representations and warranties of the Company and Seller set forth in Section 3.01 (Organization and Good Standing; No Subsidiaries), Section 3.02(a) (Due Authorization), Section 3.03 (No Conflicts; Required Filings and Consents), Section 3.05(c) (Indebtedness), Section 3.07 (Taxes), Section 3.09 (Intellectual Property), Section 3.12 (Employee Benefit Plans), Section 3.15 (Environmental Matters), Section 3.19 (No Brokers), Section 3.20 (Title to Assets), Section 4.01 (Title to Company Shares), Section 4.02 (Organization and Good Standing), Section 4.03(a) (Due Authorization), Section 4.04 (No Conflicts; Required Filings and Consents) and Section 4.07 (No Brokers).

“GAAP” means the United States generally accepted accounting principles, at the time in effect, applied consistently with the Company’s historical practices.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Entity” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

41

“Hazardous Materials” means (i) any chemical, constituent, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity or for which liability or standards of care are imposed under any Environmental Law; (ii) petroleum or petroleum products; and (iii) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.

“Indebtedness” means, as of any time of determination, without duplication, the aggregate consolidated indebtedness of the Company, including, without duplication, (i) any obligations under any indebtedness for borrowed money, (ii) any obligations evidenced by any note, bond, debenture or other debt security, (iii) any payment obligations in respect of banker’s acceptances or letters of credit or any other commitment by which a Person assures a financial institution against loss, (iv) any off-balance sheet financing, including synthetic leases and project financing, (v) all obligations under leases that have been, recorded as capital leases, (vi) any obligations with respect to interest rate swaps, collars, caps and similar hedging obligations (including any applicable breakage costs), (vii) in respect of “earn-out” obligations and all other obligations for the deferred and unpaid purchase price of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business), (viii) any obligations referred to in the foregoing clauses (i) through (vii) of any Person which are either guaranteed or secured by any Encumbrance upon the Company or any of its assets or properties and (ix) accrued and unpaid or declared and unpaid interest of any such foregoing obligation and all premiums, penalties, charges, fees, expenses and other amounts that are or would be due (including with respect to early termination) in connection with the payment and satisfaction in full of such obligations. Notwithstanding the foregoing, “Indebtedness” does not include any intercompany obligations exclusively between or among the Company.

“Information Technology Systems" means all communications systems and computer systems used by the Company, including all hardware, software and websites (but excluding networks generally available to the public).

“Intellectual Property” means all intellectual property, regardless of form, including: (i) patents and patent applications, design patents or registrations, design applications, inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Patent Rights”); (ii) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, Software, compilations, databases, derivative works, literary works, mask works, and sound recordings;

(iii)  words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) confidential and proprietary information, and know-how, including confidential processes, algorithms, data, Software, schematics, databases, formulae, drawings, prototypes, models, designs, know-how, concepts, methods, devices, technology, research and development results and records, inventions, compositions, reports, data, mailing lists, business plans, and customer lists, in each case, to the extent protectable under applicable Law as a trade secret (“Trade Secrets”).

“Knowledge of the Company” means the actual knowledge of Grant Fraser and Chris Nielsen as of the date hereof, after reasonable inquiry of their direct reports.

“Law” means any foreign, federal, state or local statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order enacted, adopted, issued, promulgated or enforced by any Governmental Entity.

“Legal Proceeding” means any claim, action, audit, hearing, investigation, litigation, suit, arbitration or proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal

42

or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Legal Requirement” means all applicable Laws, statutes, rules, regulations, codes, ordinances, agency guidance, Permits, bylaws, variances, judgments, injunctions, orders, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or the Company and the operations thereof.

“Lock-Up Agreement” means the Lock-Up Agreement between Buyer and Seller, in substantially the form attached hereto as Exhibit B.

“Material Adverse Effect” means any event, change, occurrence, fact, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company, taken as a whole, other than any event, change, occurrence, fact, development or effect arising out of, attributable to or resulting from (i) general business or economic changes or developments in any of the industries in which the Company operate, (ii) changes in regional, national or international political conditions (including any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency) or in general economic, business, regulatory, political or market conditions or in national or international financial markets, (iii) natural disasters or calamities or (iv) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof; provided, that in the case of each of the clauses (i) through (iv) set forth above, only to the extent that any such event, change, occurrence, fact, development or effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a disproportionate effect on the Company relative to other companies in the Company’ industry).

“Nasdaq” means The Nasdaq Stock Market.

“Open Source Software” means Software or other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, actions that are consistent in all material respects with the past practices of such Person, taken in the ordinary course of the normal day- to-day operations of such Person, taking into account the effects of the COVID-19 pandemic.

“Permitted Liens” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established; and (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent, unless being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

43

“Personal Data” means a natural person’s name, street address or specific geolocation information, date of birth, telephone number, e mail address, online contact information, photograph, biometric data, social security number, driver’s license number, passport number, tax identification number, any government-issued identification number, financial account number, credit card number, any information that would permit access to a financial account, a user name and password that would permit access to an online account, any persistent identifier such as customer number held in a cookie, an Internet Protocol address, a processor or device serial number, or a unique device identifier, any data that, if it were subject to a Data Breach, would require notification under Data Protection Laws, or any other piece of information that allows the identification of a natural person.

“Real Property Leases” means all leases, subleases, licenses, concessions and other Contracts applicable to the Leased Real Property, and any ancillary documents pertaining thereto, including, for example, amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity.

“Related Party” means: (a) any (i) shareholder of Seller or any Affiliate of any such shareholder;

(b)  any employee, officer, director, stockholder, partner or member of any Person listed in clause (a) of this definition; (c) any spouse, sibling or descendant (including natural or adoptive descendants) of any individual listed in clauses (a) or (b) of this definition; and (d) any Affiliate of one or more of the Persons listed in clauses (a), (b) and (c) of this definition.

“Release” means any release, spill, emission, discharge, leak, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” means the officers, directors, managers, employees, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Revenue” means, for the applicable calculation period, the net revenue of the Company and the Business, as conducted by Buyer after the Closing.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Standard Inbound IP Agreements” means (i) non-disclosure agreements granting to the Company a limited right to use a third party’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice, (ii) "shrink wrap" and similar generally

44

available commercial end-user licenses to software that is not redistributed with the Company products (“Off-the Shelf Software”), (iii) employment agreements pursuant to which the Company obtains rights to Intellectual Property created in the scope of such employment for the Company, and (iv) agreements granting the Company a right to use the third party Trademarks in connection with the Group Company’s marketing or advertising of Company products or such third party’s products.

“Standard Outbound IP Agreements” means (i) non-disclosure agreements granting to a third party a limited right to use the Company’s confidential information entered into by the Company in the ordinary course of its business, consistent with past practice, and (ii) agreements granting a third party a right to use the Company’s Trademarks in connection with such third party’s marketing or advertising of Company products.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date. “Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Working Capital” means $184,000.

“Tax” or “Taxes” means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax (including taxes under Code Section 59A), escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity and (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any Tax Sharing Arrangement), as a result of being a transferee or successor, or by contract or otherwise.

“Tax Returns” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

45

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Lock- Up Agreement, the Transition Services Agreement and all of the certificates, instruments and agreements required to be delivered by any of the Parties at the Closing.

“Transition Services Agreement” means the Transition Services Agreement between Buyer and Seller, in substantially the form attached hereto as Exhibit C.

11.02        Other Definitional Provisions.

(a)                   Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)                   Successor Laws. Any reference to any particular Code section or Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

ARTICLE XII

MISCELLANEOUS

12.01        Press Releases and Public Announcements. No Party will issue any press release or make any similar public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller; provided, however, that any Party may (a) make any public disclosure it believes in good faith is required by applicable Law or the rules of a securities exchange upon which a Party’s securities are traded (in which case the disclosing Party will use its commercially reasonable efforts to advise the other Parties in writing prior to making the disclosure), or (b) issue press releases, make public announcements and communicate with investors, employees, customers and suppliers without the consent or participation of the other party, provided that no party shall make any disclosure of the Share Consideration or other financial terms contained in this Agreement or the Transaction Documents without the prior written approval of Buyer or Seller, as applicable, except in connection with fund raising, marketing, information or reporting activities of the kind customarily provided with respect to investments of this kind.

12.02        Transfer Taxes. All transfer Taxes, recording fees and other similar Taxes that are imposed on any of the Parties hereto by any Governmental Entity incurred in connection with the consummation of the transactions contemplated by this Agreement, shall be paid by 50% by Seller and 50% by Buyer.

12.03        Expenses. Each party shall pay its own fees and expenses arising in connection with this Agreement, including, but not limited to, attorneys’ fees, accountants’ fees, and fees of investment bankers, brokers lenders or other representatives and consultants.

12.04        Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Buyer:

46

Akerna Corp.

1630 Welton St., 4th Floor Denver, Colorado

Attn: Scott Sozio

Email: scott.sozio@akerna.com

with a copy to (which will not constitute notice): Dorsey & Whitney LLP

Attention: David Mangum 1400 Wewatta Street, Suite 400

Denver, Colorado 80202 mangum.david@dorsey.com

Notices to Seller:

Navigator Acquisition Corp. c/o Alerion Capital Group, LLC

7702 East Doubletree Ranch Road, Suite 350 Scottsdale, AZ 85258

Attn: Ricardo DeAvila

Email: rickdeavila@alerion.com

with a copy to (which will not constitute notice):

Ballard Spahr LLP

1 East Washington Street Suite 2300

Phoenix, AZ 85004-2555 Attn: Karen McConnell

Email: McConnellK@ballardspahr.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.05        Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Buyer or Seller; provided, however, that Buyer may assign its rights under this Agreement in whole or in part and/or charge the benefit of this Agreement to an Affiliate of Buyer, provided that in the event such assignee or chargee is ceases to be an Affiliate of Buyer, such assignee or chargee shall prior to such cessation reassign the assigned or charged rights or benefits to an Affiliate of Buyer; and provided, further, that Seller may assign any shares of Buyer Common Stock issued pursuant to this Agreement, including Earnout Shares, to its owners or Affiliates, so long as such owners or Affiliates agree to be bound by the terms of this Agreement and the Lock-Up Agreement.

12.06        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement

47

shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

12.07        References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

12.08        Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

12.09        Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed (a) in the case of any amendment, by Buyer and Seller and (b) in the case of a waiver, by the Party or Parties waiving rights hereunder. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

12.10        Entire Agreement. This Agreement and the Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

12.11        Parties in Interest. Other than with respect to indemnification matters, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.12        Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.

48

12.13        Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

12.14        Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

12.15        Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby will be brought and determined exclusively in the Delaware Court of Chancery of the State of Delaware; provided that if the Delaware Court of Chancery does not have jurisdiction, any such Legal Proceeding will be brought exclusively in the United States District Court for the District of Delaware or any other court of the State of Delaware, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 12.04 will be deemed effective service of process on such Party.

12.16        Specific Performance. Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that, prior to the termination of this Agreement, each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the Party’s obligation to consummate the transactions contemplated by this Agreement if required to do so hereunder). Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (ii) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

*   *   *  *  *

49

IN WITNESS WHEREOF, the Parties have executed this Agreement and Plan of Reorganization on the day and year first above written.

BUYER
Akerna Corp.

By:	/s/ Jessica Billingsley
Its:	Chief Executive Officer

SELLER
Navigator Acquisition Corp.

By:	/s/ James A. Unruh
Its:	President

THE COMPANY
Viridian Sciences, Inc.

By:	/s/ James A. Unruh
Its:	Vice President

[Signature Page to Agreement and Plan of Reorganiztion]

Exhibit A

Escrow Agreement

See attached.

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of [●], 2021, by and among: Akerna Corp., a Delaware corporation (“Buyer”); Navigator Acquisition Corp., a Delaware corporation (“Seller”); and Continental Stock Transfer & Trust Company, a New York corporation (the “Escrow Agent”).

RECITALS

WHEREAS, Buyer, Seller and Viridian Sciences, Inc., a Delaware corporation (the “Company”), are party to that certain Agreement and Plan of Reorganization, dated March 10, 2021 (the “Agreement and Plan of Reorganization”), pursuant to which, among other things, Buyer will acquire all of the issued and outstanding stock of the Company in exchange for shares of Buyer’s common stock. A copy of the Agreement and Plan of Reorganization is attached hereto as Exhibit A; and

WHEREAS, the Agreement and Plan of Reorganization contemplates the establishment of an escrow fund to secure certain rights of Buyer to indemnification, compensation and reimbursement as provided in Article VIII of the Agreement and Plan of Reorganization.

AGREEMENT

The parties, intending to be legally bound, agree as follows:

Section 1. Defined Terms.

Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Agreement and Plan of Reorganization.

Section 2. Escrow and Indemnification.

2.1              Shares Placed in Escrow. At Closing, in accordance with the Agreement and Plan of Reorganization, Buyer shall issue a certificate for the Escrow Amount registered in the name of Seller evidencing the shares of Buyer Common Stock to be held in escrow under this Agreement, which shall be an amount equal to $600,000, based on the Buyer Price, and shall cause such certificate to be delivered to the Escrow Agent.

2.2              Escrow Funds. The Escrow Amount being held in escrow pursuant to this Agreement shall collectively constitute an escrow fund (the “Escrow Fund”) securing the indemnification, compensation and reimbursement rights of Buyer and the other Buyer Indemnitees under the Agreement and Plan of Reorganization. The Escrow Agent agrees to accept delivery of the Escrow Funds and hold them in an account (the “Escrow Account”), subject to the terms and conditions of this Agreement and the Agreement and Plan of Reorganization.

1

2.3              Voting of Escrow Shares. The record owner of the Escrow Amount shall be entitled to exercise all voting rights with respect to such shares comprising the Escrow Amount. The Escrow Agent is not obligated to distribute to Seller any proxy materials and other documents relating to the Escrow Amount received by the Escrow Agent from Buyer.

2.4              Investments. The Escrow Agent shall not invest the Escrow Amount.

2.5              Interest, Etc. Buyer and Seller agree that any interest accruing on or income otherwise earned (including any ordinary cash dividends paid in respect to the Escrow Amount) on any investment of any funds in the Escrow Account shall be held by the Escrow Agent in the Escrow Account. The aggregate amount of all interest and other income earned on any investment of any funds in the Escrow Account shall be distributed by the Escrow Agent as set forth in Section 3.

2.6              Dividends, Etc.  Buyer and Seller agree that any shares of Buyer Common Stock or other property (including ordinary cash dividends) distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for shares comprising the Escrow Amount (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer) shall not be distributed or issued to Seller, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Fund. Any securities or other property received by the Escrow Agent in respect of any Escrow Amount held in escrow as a result of any stock split or combination of shares of Buyer Common Stock, payment of a stock dividend or other stock distribution in or on shares of Buyer Common Stock, or change of Buyer Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Buyer, or otherwise, shall be held by the Escrow Agent as part of the Escrow Fund.

2.7              Transferability.  Except as provided for herein or by operation of law, and except for assignments or transfers to the owners or Affiliates of Seller, the rights of Seller in the Escrow Fund shall not be assignable or transferable.

2.8              Trust Fund. The Escrow Fund shall be held as trust funds and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of Seller or Buyer, respectively, or of any party hereto. The Escrow Agent shall hold and safeguard the Escrow Fund until the Termination Date (as defined in Section 6) or earlier distribution in accordance with this Agreement.

Section 3. Release of Escrow Amount.

3.1              General. Within 5 Business Days after receiving either (a) joint written instructions from Buyer and Seller (“Joint Instructions”), (b) a decision and/or award from the Arbitrator (an “Arbitration Award”) or (c) an order issued by a court of competent jurisdiction (a “Court Order”) relating to the release of any shares comprising the Escrow Amount from the Escrow Fund, the Escrow Agent shall release or cause to be released any such shares comprising the Escrow Amount and any other amounts from the Escrow Fund in the amounts, to the Persons

2

and in the manner set forth in such Joint Instructions, Arbitration Award or Court Order. Unless otherwise specified in Joint Instructions, the number of shares released from the Escrow Fund at any time shall be based on the Buyer Price.

3.2              Release of Escrow Amount. Within 5 Business Days following the date that is 12 months after the date hereof (the “Escrow Release Date”), if there are no Claims against the Escrow Fund that have not been finally resolved and paid, the Escrow Agent shall deliver to Seller the balance of shares of Buyer Common Stock and other property held in the Escrow Account at such time that are not subject any Claims against the Escrow Fund that have not been finally resolved and paid at such time. The number of shares, if any, retained in the Escrow Fund related to unresolved Claims shall be based on the Buyer Price.

3.3              Disputes. All disputes, claims, or controversies arising out of or relating to Section 3 of this Agreement that are not resolved by mutual agreement between Buyer and Seller shall be resolved solely and exclusively as set forth in Section 12.15 of the Agreement and Plan of Reorganization.

Section 4. Fees and Expenses.

The Escrow Agent shall be entitled to receive, from time to time, fees in accordance with Schedule 1. In accordance with Schedule 1, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by Buyer.

Section 5. Limitation of Escrow Agent’s Liability.

5.1              The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it in good faith to be genuine and duly authorized, nor for any other action or inaction except for its own negligence or willful misconduct. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone.  In no event shall the Escrow Agent be liable for incidental, punitive or consequential damages.

5.2              Buyer and Seller hereby agree to indemnify the Escrow Agent and its officers, directors, employees and agents for, and hold it and them harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with the Escrow Agent’s carrying out its duties hereunder. This right of indemnification shall survive the termination of this Agreement and the resignation of the Escrow Agent.

3

Section 6. Termination.

This Agreement shall terminate upon the release by the Escrow Agent of the final amounts held in the Escrow Fund in accordance with Section 3 (the date of such release being referred to as the “Termination Date”).

Section 7. Successor Escrow Agent.

In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 days after it is given to all the other parties hereto. In such event, Buyer may appoint a successor Escrow Agent (acceptable to Seller, acting reasonably). If Buyer fails to appoint a successor Escrow Agent within 15 days after receiving the Escrow Agent’s written resignation, the Escrow Agent shall have the right to apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent. The successor Escrow Agent shall execute and deliver to the Escrow Agent an instrument accepting such appointment, and the successor Escrow Agent shall, without further acts, be vested with all the estates, property rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent herein. The Escrow Agent shall act in accordance with written instructions from Buyer and Seller as to the transfer of the Escrow Funds to a successor Escrow Agent.

Section 8. Miscellaneous.

8.1              Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Buyer:

Akerna Corp.

1630 Welton St., 4th Floor Denver, Colorado

Attn: Scott Sozio

Email: scott.sozio@akerna.com

with a copy to (which will not constitute notice): Dorsey & Whitney LLP

Attention: David Mangum 1400 Wewatta Street, Suite 400

Denver, Colorado 80202

4

mangum.david@dorsey.com

if to Seller:

Navigator Acquisition Corp. c/o Alerion Capital Group, LLC

7702 East Doubletree Ranch Road, Suite 350 Scottsdale, AZ 85258

Attn: Ricardo DeAvila

Email: rickdeavila@alerion.com

with a copy to (which will not constitute notice): Ballard Spahr LLP

1 East Washington Street Suite 2300

Phoenix, AZ 85004-2555 Attn: Karen McConnell

Email: McConnellK@ballardspahr.com

if to the Escrow Agent:

Continental Stock Transfer & Trust Company 1 State Street, 30th Floor

New York, NY 10004

Attention
Facsimile:

Notwithstanding the foregoing, notices addressed to the Escrow Agent shall be effective only upon receipt. If any notice or other document is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that notice or other document was received by such other Person on the date on which it was received by the Escrow Agent.

8.2              Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.3              Counterparts and Exchanges by Facsimile or Other Electronic Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or other means of electronic transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.4              Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that

5

might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 3.3 of this Agreement, in any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the state and federal courts located in the State of New York; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of New York; and (c) each of the parties irrevocably waives the right to trial by jury.

8.5              Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. .

8.6              Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.7              Amendment. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Buyer, Seller and the Escrow Agent.

8.8              Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.9              Parties in Interest. Except as expressly provided herein, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

6

8.10          Entire Agreement. This Agreement and the Agreement and Plan of Reorganization set forth the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof.

8.11          Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

8.12          Tax Reporting Information. Buyer agrees to provide the Escrow Agent with a certified tax identification number for Buyer and Seller agrees to provide the Escrow Agent with a certified tax identification number for Seller by furnishing appropriate form W-9 (and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so furnished to the Escrow Agent, the Escrow Agent shall be required by the Code to withhold a portion of any interest or other income earned on the investment of monies held by the Escrow Agent pursuant to this Agreement, and to immediately remit such withholding to the Internal Revenue Service.

8.13          Cooperation. Buyer and Seller agree to cooperate fully with each other and the Escrow Agent and to execute and deliver such further documents, certificates, agreements, stock powers and instruments and to take such other actions as may be reasonably requested by Buyer, Seller or the Escrow Agent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

8.14          Construction.

(a)               For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neutral genders; the feminine gender shall include the masculine and neutral genders; and the neutral gender shall include masculine and feminine genders.

(b)               The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)               Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement, Schedules to this Agreement and Exhibits to this Agreement.

[Remainder of page intentionally left blank]

7

IN WITNESS WHEREOF, the parties have duly caused this Agreement to be executed as of the day and year first above written.

AKERNA CORP., a Delaware corporation

By:	/s/ Jessica Billingsley
Name:	Jessica Billingsley
Title:	Chief Executive Officer

NAVIGATOR ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation

By:
Name:
Title:

[Escrow Agreement Signature Page]